UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
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LIVE NATION ENTERTAINMENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 8, 2012

TO THE STOCKHOLDERS OF LIVE NATION ENTERTAINMENT, INC.:

The 2012 Annual Meeting of Stockholders of Live Nation Entertainment, Inc., a Delaware corporation, will be held on Friday, June 8, 2012, at 9:00 a.m., local time, at House of Blues Sunset Strip, 8430 Sunset Boulevard, West Hollywood, California 90069, for the following purposes:

1.	to elect four Class III directors to hold office until the 2015 Annual Meeting of Stockholders;
2.	to hold an advisory vote on the company’s executive compensation;
3.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2012 fiscal year; and
4.	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The board of directors has fixed the close of business on April 18, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the 2012 Annual Meeting of Stockholders and at any adjournment or postponement thereof.

Thank you for your ongoing support and continued interest in Live Nation Entertainment.

By Order of the Board of Directors,

Michael Rapino President, Chief Executive Officer and Director

Beverly Hills, California
April 25, 2012

i

9348 Civic Center Drive
Beverly Hills, California 90210

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
June 8, 2012

The board of directors of Live Nation Entertainment, Inc., which is referred to herein sometimes as Live Nation, our, us, we or the company, solicits the enclosed proxy for the Annual Meeting of Stockholders to be held on Friday, June 8, 2012, at 9:00 a.m., local time, at House of Blues Sunset Strip, 8430 Sunset Boulevard, West Hollywood, California 90069, and for any adjournment or postponement thereof. This proxy statement is being made available to stockholders on or about April 25, 2012.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	Q: Purpose — What is the purpose of the Annual Meeting of Stockholders?
A:	At the annual meeting, stockholders will act upon the matters outlined in this proxy statement, including:
•	election of the Class III directors, the director nominees being James L. Dolan, Ariel Emanuel, Gregory B. Maffei and Randall T. Mays;
•	an advisory vote on the company’s executive compensation; and
•	ratification of Ernst & Young LLP as our independent registered public accounting firm for the 2012 fiscal year.
2.	Q: Board’s Recommendations — How does the board of directors recommend that I vote?
A:	The board of directors recommends that you vote your shares:
•	FOR each of the Class III director nominees named in this proxy statement;
•	FOR the advisory resolution approving the company’s executive compensation; and
•	FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for the 2012 fiscal year.

If you are an employee who participates in our 401(k) Savings Plan, the proxy that you submit will provide your voting instructions to the plan trustee. If you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in the plan, except as may otherwise be required by law.

3.	Q: Vote Requirement — How many votes are required to approve each item?
A:	Election of Directors — The affirmative vote of a plurality of the votes cast at the annual meeting is required for the election of directors. Accordingly, the four director nominees receiving the highest number of votes will be elected. For purposes of electing directors, a failure to vote or withholding your vote (or a direction to your broker, bank or other nominee to withhold your vote) is not counted as a vote cast, and therefore will have no effect on the outcome of the election of directors.

Advisory resolution on executive compensation — The affirmative vote of the holders of at least a majority of the total voting power of our common stock present in person or represented by proxy and entitled to vote on this matter is required to approve the advisory resolution on the company’s executive compensation. For purposes of this vote, abstentions (or a direction to your broker, bank or other nominee to abstain) will be counted as present in person or represented by proxy and entitled to vote on this matter, and therefore will have the effect of a negative vote. The results of this vote are not binding on our board of directors.

Ratification of the appointment of our independent registered public accounting firm — The affirmative vote of the holders of at least a majority of the total voting power of our common stock present in person or represented by proxy and entitled to vote on this matter is required to ratify the appointment of our independent registered public accounting firm. For purposes of this vote, abstentions (or a direction to your broker, bank or other nominee to abstain) will be counted as present in person or represented by proxy and entitled to vote on this matter, and therefore will have the effect of a negative vote.

Other items — The affirmative vote of the holders of at least a majority of the total voting power of our common stock present in person or represented by proxy and entitled to vote on such matter is required to approve any other business properly brought before the annual meeting. For purposes of this vote, abstentions (or a direction to your broker, bank or other nominee to abstain) will be counted as present in person or represented by proxy and entitled to vote on such matter, and therefore will have the effect of a negative vote.

4.	Q: Record Date — Which of my shares may I vote?
A:	All shares owned by you as of the close of business on April 18, 2012, which is referred to as the Record Date, may be voted by you. These shares include shares that are (i) held directly in your name as the stockholder of record and (ii) held for you as the beneficial owner through a broker, bank or other nominee.
5.	Q: Quorum — What constitutes a quorum?
A:	Presence at the annual meeting, in person or by proxy, of the holders of a majority of our common stock outstanding on the Record Date will constitute a quorum, permitting the annual meeting to proceed and business to be conducted. Abstentions and broker non-votes are included in the calculation of the number of shares considered to be present at the annual meeting.

At the close of business on the Record Date, we had 190,137,818 shares of common stock outstanding and entitled to vote.

6.	Q: Record Holders and Beneficial Owners — What is the difference between holding shares as a “record holder” versus a “beneficial owner”?
A:	Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

Record Holders — If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are, with respect to those shares, the stockholder of record or “record holder.” As the record holder, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. We have enclosed or sent a proxy card for you to use. You may also vote by mail, over the Internet or by telephone, as described below under the heading “Voting — How can I vote?”

Beneficial Owners — If your shares are held in a brokerage account or bank or by another nominee, you are, with respect to those shares, the “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to direct your nominee on how to vote or to vote in person at the annual meeting. However, since you are not a record holder, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your nominee (who is the record holder), giving you the right to vote the shares. If you do not wish to vote in person, you may vote by mail, over the Internet or by telephone, as described below under the heading “Voting — How can I vote?”

7.	Q: Voting — How can I vote?
A:	Each share of our common stock is entitled to one vote on all matters submitted for a vote at the annual meeting. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. Most stockholders have four options for submitting their votes:
•	By Mail — Record holders may submit proxies by completing, signing and dating the accompanying proxy card and mailing it in the accompanying pre-addressed envelope. Beneficial owners may also vote by mail by completing, signing and dating the voting instruction card provided by their nominee and mailing it in the accompanying pre-addressed envelope.
•	In Person — Record holders may vote in person at the annual meeting. Beneficial owners may also vote in person at the annual meeting if they obtain a legal proxy from their nominee giving them the right to vote the shares.
•	By Internet — Most beneficial owners may vote via the Internet by accessing the website specified on the voting instruction card provided by their nominees. Please check the voting instruction card provided by your nominee for Internet voting availability.
•	By Telephone — Most beneficial owners who live in the United States or Canada may vote via telephone by calling the toll-free number specified on the voting instruction card provided by their nominees. Please check the voting instruction card provided by your nominee for telephone voting availability.
8.	Q: Broker Non-Votes — What is a broker non-vote?
A:	Generally, a broker non-vote occurs when shares held by a nominee for a beneficial owner are not voted with respect to a particular proposal because (i) the nominee has not received voting instructions from the beneficial owner and (ii) the nominee lacks discretionary voting power to vote such shares. Under New York Stock Exchange, or NYSE, rules, a nominee does not have discretionary voting power with respect to “non-routine” matters or the election of directors. The ratification of the appointment of our independent registered public accounting firm is a routine matter.

If you are the beneficial owner of our common stock, your nominee will send you directions on how you can instruct them to vote.

9.	Q: Revocation of Proxy — May I change my vote after I return my proxy?
A:	Yes. You may revoke your proxy and change your vote at any time before the proxy is exercised.

Record holders may change their vote by:

•	a timely, valid, later-dated proxy;
•	a timely written notice of revocation submitted to our General Counsel at our principal executive offices at 9348 Civic Center Drive, Beverly Hills, California 90210; or
•	attending the annual meeting and voting in person.

Beneficial owners may change their vote by complying with the instructions on their voting instruction cards.

You should be aware that simply attending the annual meeting will not in and of itself constitute a revocation of your proxy.

10.	Q: Voting Results — Where can I find the voting results of the annual meeting?
A:	We will publish the final voting results of the annual meeting in a Current Report on Form 8-K within four business days after the annual meeting.
11.	Q: Multiple Sets of Proxy Materials — What should I do if I receive more than one set of voting materials?
A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a record holder and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy card and voting instruction card that you receive.
12.	Q: Householding — What is householding?
A:	The Securities and Exchange Commission, or the SEC, has adopted rules that permit companies and intermediaries, such as brokers, banks and other nominees, to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of these materials, other than the proxy card, to those stockholders. This process is commonly referred to as “householding.” Your nominee may engage in householding. Through householding, beneficial owners who have the same address and last name will receive only one copy of the proxy materials unless one or more of these owners notifies us or their nominee that they wish to continue receiving individual copies. Beneficial owners who participate in householding will receive separate proxy cards. This procedure will reduce printing costs and postage fees.

To commence or discontinue householding, please notify your broker, bank or other nominee. Alternatively, you may direct such requests in writing to Live Nation Entertainment, Inc., 9348 Civic Center Drive, Beverly Hills, California 90210, Attention: General Counsel, or by phone at (310) 867-7000. Individual copies of the proxy materials also may be requested at any time at this same address and telephone number.

13.	Q: Solicitation — Who will pay the costs of soliciting these proxies?
A:	Proxies will be solicited initially by mail. Further solicitation may be made in person or by telephone, electronic mail or facsimile. We will bear the expense of preparing, printing and mailing this proxy statement and accompanying materials to our stockholders. Upon request, we will reimburse brokers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the annual meeting to the beneficial owners of our common stock.
14.	Q: Additional Matters at the Annual Meeting — What happens if additional matters are presented at the annual meeting?
A:	Other than the three proposals described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Michael Rapino, our President, Chief Executive Officer and Director, and Kathy Willard, our Chief Financial Officer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.
15.	Q: Stockholder Proposals — What is the deadline to propose business for consideration at next year’s annual meeting of stockholders?
A:	You may submit proposals for consideration at future stockholder meetings.

For a stockholder proposal to be considered for inclusion in our proxy materials for our 2013 Annual Meeting of Stockholders, the proposal must (i) be delivered to us on or before December 26, 2012 and (ii) comply with all applicable SEC rules and regulations, including Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Any proposals not received by this deadline will be untimely and not included in our 2013 proxy materials. Alternatively, under our bylaws, a stockholder may bring a proposal before our 2013 Annual Meeting of Stockholders, without including the proposal in our proxy materials, if (i) the stockholder provides us notice of the proposal no earlier than February 8, 2013 and no later than March 10, 2013 and (ii) the proposal concerns a matter that may be properly considered and acted upon at the annual meeting in accordance with our bylaws and corporate governance policies. Any such proposal not received by this deadline will be untimely and not considered at our 2013 Annual Meeting of Stockholders. Stockholders are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals. Our bylaws are publicly available on our website at www.livenation.com/investors.

Proposals should be addressed to:

Live Nation Entertainment, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
Attention: General Counsel

16.	Q: Nomination of Directors — How do I submit a proposed director nominee to the board of directors for consideration at next year’s annual meeting of stockholders?
A:	You may propose a director nominee for consideration at the annual meeting by complying with our bylaws, which provide for a notice that must (i) be delivered to us at our principal executive offices set forth immediately above no earlier than February 8, 2013 and no later than March 10, 2013, (ii) provide all information relating to the director nominee that is required to be disclosed in a solicitation of proxies for the election of directors in an election contest, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and (iii) provide the director nominee’s written consent to serve as a director if elected. Stockholders are advised to review our bylaws and Board of Directors Governance Guidelines with respect to director nominations. These documents are publicly available on our website at www.livenation.com/investors.
17.	Q: Further Questions — Who can help answer my questions?
A:	If you have any questions about our proxy materials or the annual meeting, you can contact our General Counsel at:

Live Nation Entertainment, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
Attention: General Counsel
(310) 867-7000

*****

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON JUNE 8, 2012:

Our Notice of Annual Meeting of Stockholders and Proxy Statement, 2011 Annual Report and Form 10-K
are available free of charge on our website at www.livenation.com/investors.

CORPORATE GOVERNANCE

We are committed to maintaining high standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. We have adopted a Code of Business Conduct and Ethics for directors, officers and employees, as well as Board of Directors Governance Guidelines, which, in conjunction with our certificate of incorporation, bylaws and board committee charters, form our framework for governance. All of these documents are publicly available on our website at www.livenation.com/investors or may be obtained upon written request to:

Live Nation Entertainment, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
Attention: General Counsel

Independence

Our board of directors currently consists of twelve directors, eight of whom are independent (as defined by our Board of Directors Governance Guidelines), one of whom serves as our President and Chief Executive Officer and one of whom serves as our Executive Chairman and Chairman of the Board. For a director to be independent, the board of directors must determine, among other things, that a director does not have any direct or indirect material relationship with us or any of our subsidiaries. The board of directors has established guidelines to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements of the NYSE corporate governance standards. The independence guidelines are set forth in Appendix A of our Board of Directors Governance Guidelines.

Applying these independence standards, the board of directors has determined that Mark Carleton, Jonathan Dolgen, Ariel Emanuel, Robert Ted Enloe, III, Jeffrey T. Hinson, James S. Kahan, Randall T. Mays and Mark S. Shapiro are all independent directors.

Board Composition and Director Qualifications

Our Nominating and Governance Committee periodically assesses the appropriate size and composition of the board of directors, taking into account our specific needs. The committee utilizes various methods for identifying and evaluating candidates for director. Candidates may come to the attention of the committee through recommendations of directors, management, stockholders and professional search firms. Generally, the committee seeks members with diverse backgrounds and viewpoints which contribute to the board of directors’ broad spectrum of experience and expertise, and who have a reputation of integrity. While the Nominating and Governance Committee carefully considers diversity when considering director candidates, it has not established a formal policy regarding diversity.

At a minimum, directors should:

•	have experience in positions with a high degree of responsibility;
•	demonstrate strong leadership skills;
•	have the time, energy, interest and willingness to serve as a director; and
•	contribute to the mix of skills, core competencies and qualifications of the board of directors and management.

In addition to recommendations from directors, management and professional search firms, the Nominating and Governance Committee will consider director candidates properly submitted by stockholders. Stockholder recommendations should be sent to the General Counsel at our principal executive offices. The Nominating and Governance Committee will review all potential director nominees in the same manner, regardless of the source of the recommendation, in accordance with its charter.

Board Leadership Structure

The board of directors believes that separate individuals should hold the positions of Chairman of the Board and Chief Executive Officer, and our board of directors is currently led by a Chairman who does not act as Chief Executive Officer. Under our bylaws and Board of Directors Governance Guidelines, the Chairman of the Board is responsible for coordinating the board of directors’ activities, including the scheduling of meetings and the determination of relevant agenda items.

Risk Oversight and Compensation Risk Assessment

The Audit Committee reviews our policies and practices with respect to risk assessment and risk management, including discussing with management our major risk exposures and the steps that have been taken to monitor and control such exposures. The Audit Committee reports the results of its review to the board of directors.

Matters of risk management are brought to the attention of the Audit Committee by our Chief Financial Officer, our General Counsel, our Chief Accounting Officer and our Director of Internal Audit, who regularly reviews and assesses internal processes and controls for ongoing compliance with internal policies, as well as for potential weaknesses that could result in a failure of an internal control process. Management reviews and reports on potential areas of risk at the request of the Audit Committee or other members of the board of directors.

We believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the company’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and our risk management practices and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller, which is a “code of ethics” as defined by applicable SEC rules. The purpose and role of this code is to, among other things, focus our directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical or unlawful conduct and to help enhance and formalize our culture of integrity, honesty and accountability. If we make any amendments to this code, other than technical, administrative or other non-substantive amendments, or grant any waivers, including implicit waivers, from any provision of this code that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or Controller, or persons performing similar functions, and that relates to an element of the SEC’s “code of ethics” definition, then we will disclose the nature of the amendment or waiver on our website at www.livenation.com/investors.

Officer and Director Stock Ownership Guidelines

It is the board of directors’ policy that all directors and executive officers, consistent with their responsibilities to our stockholders as a whole, hold a significant equity interest in our company. Toward this end, the board of directors expects all directors and executive officers to own, or acquire within three years of first becoming a director or executive officer, shares of our common stock having a market value of at least $225,000.

The board of directors recognizes that exceptions to this policy may be necessary or appropriate in individual cases and may approve such exceptions from time to time as it deems appropriate in the interest of our stockholders.

Stockholder Communications

Stockholders and other interested parties may communicate with the board of directors, any committee thereof, the independent or non-management directors as a group or any individual director in writing. All such written communications must identify the recipient and be forwarded by mail to:

Live Nation Entertainment, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
Attention: General Counsel

The General Counsel will act as agent for the directors in facilitating such communications. In that capacity, the General Counsel may review, sort and summarize the communications.

Complaints about accounting, internal accounting controls or auditing matters may be made by calling our toll-free Business Integrity Hotline at (888) 497-2555, or via a web-reporting tool at www.livenation.alertline.com for those in North America and www.livenationinternational.alertline.com for those in other international locations.

Certain Relationships and Transactions

Our Audit Committee is charged with the responsibility of reviewing, approving and overseeing all related-person transactions, as defined in SEC regulations. This responsibility is set forth, in part, in our Code of Business Conduct and Ethics under the heading “Policy on Related-Person Transactions” and in the Audit Committee Charter.

Generally, the policy covers any transaction in which we were or will be a participant, the amount involved exceeds $120,000 and any “related person” had, or will have, a direct or indirect material interest in the transaction. “Related person” includes, generally, any (i) director or executive officer, (ii) nominee for director, (iii) stockholder who beneficially owns more than 5% of any class of our voting securities and (iv) family members of any of the persons set forth in (i) through (iii) above.

Agreements with Clear Channel

A current member of our board of directors is an officer and director of Clear Channel Communications, Inc., which we refer to as Clear Channel, and one of our executive officers and directors is also a director of Clear Channel. From time to time, we purchase advertising from Clear Channel and its subsidiaries in the ordinary course of business on arms-length terms. In 2011, we paid Clear Channel approximately $4.4 million for these advertising services. Additionally, in connection with our 2005 spin-off from Clear Channel, we entered into various lease and licensing agreements with Clear Channel, the terms of which are between nine and thirteen years and which primarily relate to office space occupied by our employees. In 2011, we paid Clear Channel approximately $0.8 million under these agreements.

Agreements with Liberty

In connection with the merger between Live Nation and Ticketmaster Entertainment, Inc., or Ticketmaster, which is referred to as the merger, we entered into governance and other arrangements with Liberty Media Corporation, which we refer to as Liberty Media, Liberty USA Holdings LLC, or Liberty Holdings, and certain affiliates of Liberty Media, which collectively, together with Liberty Media and Liberty Holdings, are referred to as Liberty. As described in the section entitled “Security Ownership” beginning on page 23, as of April 13, 2012, Liberty owned 39,181,563 shares of our common stock.

Liberty Stockholder Agreement

In February 2009, Liberty Media, Liberty Holdings, Live Nation and Ticketmaster entered into a Stockholder Agreement, or the Liberty Stockholder Agreement. The following summary is qualified by reference to the full Liberty Stockholder Agreement, a copy of which was included as an exhibit to our Current Report on Form 8-K filed with the SEC on February 13, 2009.

Board Representation.  Pursuant to the Liberty Stockholder Agreement, following the completion of the merger, Liberty Media was entitled to nominate up to two Liberty directors for election to our board of directors until the earlier of (i) the date that Liberty ceases to beneficially own 50% of the lesser of (a) the shares of Live Nation common stock issued to Liberty in the merger and (b) the product of 16,643,957 (the number of shares of Ticketmaster common stock beneficially owned by Liberty Holdings as of the date of the Liberty Stockholder Agreement) and 1.4743728, which was the final exchange ratio for the merger, and (ii) the first date after the two-year anniversary of the completion of the merger on which Liberty ceases to own shares of Live Nation equity securities representing at least 5% of the total voting power of all Live Nation equity securities.

The directors nominated by Liberty Media must be reasonably acceptable to a majority of the board of directors who are not Liberty directors. In addition, one Liberty director must at all times qualify as “independent” within the meaning of applicable stock exchange rules. Live Nation has agreed to use commercially reasonable efforts to cause the election of each Liberty director, including soliciting proxies in favor of the election of each such Liberty director. In the event a vacancy is created by the death, disability, retirement, resignation or removal (for any reason) of any Liberty director, Liberty Media has the right to designate a replacement or additional Liberty director. The Liberty Stockholder Agreement also addresses Liberty’s rights to representation on certain of the standing committees of the board of directors. Liberty’s current designees to our board are Messrs. Carleton and Maffei.

Acquisition Restrictions.  Pursuant to the Liberty Stockholder Agreement, Liberty will not directly or indirectly acquire (subject to certain exceptions), by means of a purchase, tender or exchange offer, business combination or otherwise, beneficial ownership of Live Nation equity securities in excess of 35% of the total voting power of all Live Nation equity securities. Such percentage is subject to adjustment, as described below, and is referred to as Liberty’s applicable percentage. In the event that Liberty’s beneficial ownership of Live Nation equity securities exceeds Liberty’s applicable percentage, no Live Nation equity securities beneficially owned by Liberty in excess of Liberty’s applicable percentage will be voted on any matter submitted to Live Nation stockholders and Live Nation will not recognize any votes cast by Liberty in excess of Liberty’s applicable percentage.

In connection therewith, we agreed (i) to amend our stockholder rights plan to permit Liberty and certain of its affiliates to acquire Live Nation equity securities up to Liberty’s applicable percentage (and on February 25, 2009, we and The Bank of New York Mellon entered into such amendment in satisfaction of such obligation), (ii) upon notice of certain permitted transfers of Live Nation equity securities described below, to amend the Live Nation stockholder rights plan to permit such permitted transferee to acquire Live Nation equity securities up to the applicable percentage in effect with respect to such transferee and (iii) not to take certain actions that would materially adversely affect Liberty’s ability to acquire Live Nation equity securities up to Liberty’s applicable percentage or would otherwise impose material economic burdens on Liberty’s ability to do so. We have also agreed to approve each of Liberty, its affiliates and any of their permitted transferees as an “interested stockholder” of ours within the meaning of Section 203 of the Delaware General Corporation Law, or the DGCL, and to exempt such persons’ acquisition of Live Nation equity securities from the restrictions on “business combinations” set forth in Section 203 of the DGCL.

Transfer of Rights Under the Liberty Stockholder Agreement; Adjustment of Liberty’s Applicable Percentage.  Under certain circumstances, if a transferee of Liberty’s Live Nation equity securities agrees to be bound by the Liberty Stockholder Agreement, certain rights and obligations under the Liberty Stockholder Agreement may be transferred by Liberty to such transferee.

If Liberty transfers Live Nation equity securities to one of Liberty’s affiliates and such entity thereafter ceases to be a Liberty affiliate as a result of a spin-off transaction, all of the rights and obligations of Liberty under the Liberty Stockholder Agreement will apply to such entity, including the rights to board representation described above. In that event, Liberty’s applicable percentage then in effect will apply to the spun-off Liberty affiliate and thereafter the applicable percentage attributable to Liberty Media will be 5%. If, however, Liberty transfers Live Nation equity securities to one of Liberty’s affiliates and no spin-off transaction occurs, then Liberty Media will retain all of the rights to board representation provided by the Liberty Stockholder Agreement.

If Liberty transfers all of its Live Nation equity securities to a third party who, after such transfer, does not own Live Nation equity securities in excess of Liberty’s applicable percentage, then all of the rights and obligations of Liberty under the Liberty Stockholder Agreement, other than the rights to board representation described above, will apply to such transferee. In that event, Liberty’s applicable percentage prior to such transfer will apply to such third-party transferee and thereafter the applicable percentage attributable to Liberty will be 0%. Live Nation will thereafter have the opportunity to amend the Live Nation stockholder rights plan to remove Liberty’s ability to acquire Live Nation common stock in excess of the threshold permitted by the Live Nation stockholder rights plan.

The rights and obligations of Liberty Media and Liberty Holdings under the Liberty Stockholder Agreement may only be transferred to a third party twice, which transfers are in addition to the transfer of Live Nation equity securities in connection with the spin-off of a Liberty affiliate as described above.

The Liberty Stockholder Agreement provides that in the event that Liberty transfers Live Nation equity securities other than as described above (subject to certain permitted hedging transactions), Liberty’s applicable percentage will be reduced by the amount of Live Nation equity securities transferred.

Registration Rights Agreement

In January 2010, we entered into a registration rights agreement, or the Registration Rights Agreement, with Liberty. The following summary is qualified by reference to the full Registration Rights Agreement, a copy of which was included as an exhibit to our Current Report on Form 8-K filed with the SEC on January 29, 2010.

Under the Registration Rights Agreement, Liberty Holdings is entitled to three demand registrations (and unlimited piggyback registrations) with respect to Liberty’s shares of Live Nation common stock, provided that any such demand involves Live Nation common stock with an aggregate offering price of at least $75 million on the date of such demand. Liberty will also be permitted to exercise its registration rights in connection with certain hedging transactions that it may enter into in respect of its shares of Live Nation common stock.

In addition, we will indemnify Liberty Holdings and Liberty Media, and Liberty Holdings and Liberty Media will indemnify us, against specified liabilities in connection with misstatements or omissions in any registration statement. We will be responsible for expenses related to any registration, other than certain specified expenses, including (i) costs of printing and mailing the registration statement or other documents related to the offering, (ii) brokers’ commissions or underwriters’ discounts and (iii) costs of ours relating to analyst or investor presentations.

Subscription Agreement

On February 4, 2011, we entered into a subscription agreement with Liberty Media. Pursuant to the subscription agreement, (i) on February 4, 2011, we sold to Liberty Media 1,797,600 shares of our common stock for aggregate consideration of $18,835,872 in cash, and (ii) on July 17, 2011, following receipt of the approval of our stockholders, we sold to Liberty Media an additional 5,502,400 shares of our common stock for aggregate consideration of $57,656,348 in cash, in each case representing a per share purchase price of $10.4784. This per share purchase price represented the five-day trailing volume weighted average price of our common stock, as reported by the NYSE as of February 4, 2011.

Relationships with IAC

During a portion of 2011, one member of our board of directors was an officer and director of IAC/InterActiveCorp, which we refer to as IAC. In August 2008, IAC spun-off each of Ticketmaster and certain other former businesses of IAC, each of which is referred to as a Spinco. IAC’s spin-off of each of the Spincos are referred to collectively as the IAC spin-offs. Following the IAC spin-offs, the relationship among IAC and the Spincos is governed by a number of agreements. These agreements include, among others, a Separation and Distribution Agreement and a Tax Sharing Agreement.

Each of the above agreements, which are collectively referred to as the Spin-Off Agreements, was included as an exhibit to the Ticketmaster Annual Report on Form 10-K for the year ended December 31, 2008 and the summaries of each such agreement are qualified by reference to the full text of the applicable agreement.

Separation and Distribution Agreement

The Separation and Distribution Agreement sets forth the arrangements among IAC and the Spincos regarding the principal transactions necessary to separate each of the Spincos from IAC, as well as governs certain aspects of the relationship of a Spinco with IAC and other Spincos after the completion of the IAC spin-offs.

Each Spinco agreed to indemnify, defend and hold harmless (and to cause the other members of its respective group to indemnify, defend and hold harmless) IAC and each of the other Spincos, and each of their respective current and former directors, officers and employees, from and against any losses arising out of any breach by such indemnifying companies of the spin-off agreements, any failure by such indemnifying company to assume and perform any of the liabilities allocated to such company and any liabilities relating to the indemnifying company’s financial and business information included in filings made with the SEC in connection with the IAC spin-offs. IAC has agreed to indemnify, defend and hold harmless each of the Spincos, and each of their respective current and former directors, officers and employees, from and against losses arising out of any breach by IAC of the spin-off agreements, and any failure by IAC to perform its obligations under the Separation and Distribution Agreement or any spin-off agreement.

In addition, the Separation and Distribution Agreement also governs insurance and related reimbursement arrangements, provision and retention of records, access to information and confidentiality, cooperation with respect to governmental filings and third-party consents and access to property.

Tax Sharing Agreement

The Tax Sharing Agreement governs the respective rights, responsibilities and obligations of IAC and each Spinco after the IAC spin-offs with respect to taxes for periods ending on or before the IAC spin-off of such Spinco. In general, pursuant to the Tax Sharing Agreement, IAC will prepare and file the consolidated federal income tax return, and any other tax returns that include IAC (or any of its subsidiaries) and a Spinco (or any of its subsidiaries) for all taxable periods ending on or prior to, or including, the distribution date of such Spinco with the appropriate tax authorities, and, except as otherwise set forth below, IAC will pay any taxes relating thereto to the relevant tax authority (including any taxes attributable to an audit adjustment with respect to such returns; provided that IAC will not be responsible for audit adjustments relating to the business of a Spinco (or any of its subsidiaries) with respect to pre-spin-off periods if such Spinco fails to fully cooperate with IAC in the conduct of such audit). Each Spinco will prepare and file all tax returns that include solely such Spinco and/or its subsidiaries and any separate company tax returns for such Spinco and/or its subsidiaries for all taxable periods ending on or prior to, or including, the distribution date of such Spinco, and will pay all taxes due with respect to such tax returns (including any taxes attributable to an audit adjustment with respect to such returns). In the event an adjustment with respect to a pre-spin-off period for which IAC is responsible results in a tax benefit to a Spinco in a post-spin-off period, such Spinco will be required to pay such tax benefit to IAC. In general, IAC controls all audits and administrative matters and other tax proceedings relating to the consolidated federal income tax return of the IAC group and any other tax returns for which the IAC group is responsible.

Under the Tax Sharing Agreement a Spinco generally (i) may not take (or fail to take) any action that would cause any representation, information or covenant contained in the separation documents or the documents relating to the IRS private letter ruling and the tax opinion regarding the IAC spin-offs to be untrue, (ii) may not take (or fail to take) any other action that would cause the spin-off of such Spinco to lose its tax-free status and (iii) was prohibited from entering into certain corporate transactions for a period of 25 months following the spin-off of such Spinco absent compliance with certain consent, legal opinion or IRS private letter ruling requirements. Ticketmaster obtained an unqualified opinion of tax counsel in connection with the merger with Live Nation in order to satisfy item (iii) immediately above.

Generally, each Spinco must indemnify IAC and each other Spinco for any taxes and related losses resulting from (i) any act or failure to act by such Spinco described in the covenants above, (ii) any acquisition of equity securities or assets of such Spinco or any member of its group and (iii) any breach by such Spinco or any member of its group of any representation or covenant contained in the separation documents or the documents relating to the IRS private letter ruling or tax opinion concerning the spin-off of such Spinco.

Under U.S. federal income tax law, IAC and the Spincos are severally liable for all of IAC’s federal income taxes attributable to periods prior to and including December 31, 2008. Thus, if IAC failed to pay the federal income taxes attributable to it under the Tax Sharing Agreement for periods prior to and including December 31, 2008, the Spincos would be severally liable for such taxes.

Commercial Agreements

Ticketmaster provides IAC with various services (and vice versa) and leases office space from IAC. Aggregate payments made by Ticketmaster and its subsidiaries to IAC and its subsidiaries in respect of commercial agreements were $150,698 in 2011.

Relationships Involving Executive Officers

Irving Azoff

In January 2010, in connection with the merger, Ticketmaster Entertainment LLC, as the surviving entity in the merger, assumed Ticketmaster’s obligations under a note issued to the Azoff Family Trust of 1997, which we refer to as the Azoff Family Trust. After an initial payment of approximately $1.7 million on February 1, 2010, the outstanding principal amount of the note was approximately $34.7 million, and the note vests and the company pays equal monthly installments of principal and interest of approximately $835,000 on the first day of each month beginning on March 1, 2010 through and until the note is fully paid-off on October 1, 2013. In the event of a termination of Mr. Azoff’s employment with Live Nation without “Cause” or for “Good Reason” or due to death or “Disability” (each as defined in Ticketmaster’s employment agreement with Mr. Azoff), the note immediately will vest and the balance of the note will be due and paid in a cash lump sum. Upon any other termination of Mr. Azoff’s employment, the Azoff Family Trust will forfeit the balance of the note.

In January 2011, the board of directors of Front Line declared a dividend in the amount of $115.74844 per share of Front Line common stock payable in cash to the holders of record of Front Line common stock. This dividend totaled $20.1 million and was paid in January 2011. The Azoff Family Trust, of which Mr. Azoff is a co-trustee, received a pro rata portion of this dividend totaling $3.0 million with respect to the 25,918.276 shares of Front Line common stock held by the trust at that time. In connection with the January 2011 dividend, Mr. Azoff received a contractual gross-up payment of $0.6 million in respect of the difference between ordinary income and capital gains treatment for the portion of the dividend relating to his unvested restricted Front Line common shares. The amount of the pro rata dividend paid to FLMG Holdings Corp., or FLMG, and TicketWeb, LLC (which at the time were the wholly-owned subsidiaries of Ticketmaster that held Ticketmaster’s interest in Front Line) was $15.0 million. Prior to the payment of the dividend, FLMG made a loan to Front Line in the amount of $20.7 million, evidenced by a promissory note from Front Line to FLMG with a principal amount of $20.7 million and bearing interest at a rate of 4.5%, payable no later than December 31, 2011. A portion of the proceeds from the note was used, together with cash on hand at Front Line, to pay the dividend. The note was fully repaid as of January 2012.

On February 4, 2011, the company entered into a Stock Purchase Agreement, dated as of February 4, 2011 (the “Stock Purchase Agreement”), by and among the company, FLMG, Irving Azoff, the Azoff Family Trust (together with Irving Azoff, the “Azoff Sellers”), Madison Square Garden, L.P. (“MSG”), LNE Holdings, LLC (“MSG Sub” and, together with MSG, the “MSG Sellers”; the MSG Sellers and the Azoff Sellers are collectively referred to as the “Sellers”), and Front Line, pursuant to which the company acquired substantially all of the remaining equity interests of Front Line that it did not previously own. The transactions contemplated by the Stock Purchase Agreement were consummated on February 4, 2011.

Pursuant to the Stock Purchase Agreement, among other things, the company purchased all restricted and unrestricted shares of common stock of Front Line held by the Azoff Sellers for $2,372.84 per share of Front Line common stock and canceled all options to purchase common stock of Front Line held by the Azoff Sellers in exchange for consideration consisting of 1,405,392 shares of newly-issued company common stock and $47.4 million in cash. In addition, under the terms of the Stock Purchase Agreement, the company paid the Azoff Sellers an amount equal to the January 2011 dividend paid by Front Line (described above) to the Azoff Sellers, pro-rated for the period from January 1, 2011 through February 4, 2011, and paid Irving Azoff $8.6 million in cash and 374,408 shares of newly-issued company common stock in respect of a tax gross-up due to him in respect of his restricted Front Line common stock. The Stock Purchase Agreement contained customary representations, warranties and indemnities. The company common stock issued to the Azoff Sellers was valued at $10.4784 per share, which represents the five-day trailing volume weighted average stock price on the day prior to the closing date.

Prior to the February 2011 transaction, the Azoff Family Trust was a party to the Second Amended and Restated Stockholders’ Agreement of Front Line dated as of June 9, 2008, as amended, which is referred to as the Front Line Stockholders’ Agreement. The Front Line Stockholders’ Agreement governed certain matters related to Front Line and the ownership of securities of Front Line, including board designation rights, transaction approval requirements, share transfer provisions, and put and call rights. The Front Line Stockholders’ Agreement also provided for the annual pro rata dividend to be paid to the stockholders as soon as reasonably practicable after the end of each fiscal year. The Front Line Stockholders’ Agreement was terminated in connection with the February 2011 transaction.

Allison Statter, Mr. Azoff’s daughter, is employed by Front Line in a non-executive officer position. In 2011, Ms. Statter earned a salary of $212,500, a bonus of $75,000 and automobile-related perquisites totaling $19,973. In February 2011, the company purchased Ms. Statter’s 105.3590 restricted shares of Front Line common stock, which shares were granted to her under Front Line’s equity incentive plan, for consideration of $250,000.

Jeffrey Azoff, Mr. Azoff’s son, is employed by Front Line in a non-executive officer position. In 2011, Mr. Jeffrey Azoff received a salary of $175,000, a bonus of $25,000, commissions of $50,000 and automobile-related perquisites totaling $9,000.

ATC Aviation, Inc., or ATC, which is owned by Mr. Azoff, owns an aircraft. An aircraft management and charter company, unrelated to either the company or ATC, manages and operates the aircraft on ATC’s behalf and charges the company market rates for the use of the aircraft when used by Mr. Azoff or other executives on company business, a portion of which is paid to ATC. In 2011, the company made payments to ATC and the outside aircraft management and charter company totaling $1.7 million pursuant to the foregoing arrangements.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Director Nominees

The board of directors is soliciting approval of the following four Class III director nominees:

•	James L. Dolan
•	Ariel Emanuel
•	Gregory B. Maffei
•	Randall T. Mays

The Class III directors will serve for a three-year term expiring on the date of our Annual Meeting of Stockholders held in 2015 or until their successors are elected or their earlier resignation or removal. All of the Class III director nominees are current members of the board of directors and are standing for re-election.

Each of the director nominees has indicated a willingness to continue service as a director if elected. If any director nominee becomes unable to serve, the board of directors may designate a substitute nominee, in which case the designated proxy holders, Mr. Rapino and Ms. Willard, will vote for such substitute nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
EACH NAMED DIRECTOR NOMINEE.

General Information About the Board of Directors

Our bylaws provide that our business and affairs will be managed by, or under the direction of, our board of directors. The directors are apportioned into three classes, with each serving a three-year term. We currently have four Class I directors, four Class II directors and four Class III directors. Set forth below is biographical information for the Class III director nominees and our continuing directors as of the date of this proxy statement.

Name	Age	Position	Term
Irving L. Azoff	64	Executive Chairman and Chairman of the Board	Expires 2013
Mark Carleton	51	Director	Expires 2013
James L. Dolan	56	Director	Director Nominee
Jonathan Dolgen	66	Director	Expires 2014
Ariel Emanuel	51	Director	Director Nominee
Robert Ted Enloe, III	73	Director	Expires 2014
Jeffrey T. Hinson	57	Director	Expires 2014
James S. Kahan	64	Director	Expires 2014
Gregory B. Maffei	51	Director	Director Nominee
Randall T. Mays	46	Director	Director Nominee
Michael Rapino	46	President, Chief Executive Officer and Director	Expires 2013
Mark S. Shapiro	42	Director	Expires 2013

Irving L. Azoff is our Executive Chairman along with serving on our board of directors and has served in these capacities since January 2010. Mr. Azoff became the Chairman of the Board in February 2011. From October 2008 to January 2010, Mr. Azoff was Chief Executive Officer of Ticketmaster. He also served as a member of Ticketmaster’s board of directors from January 2009 until the merger. Mr. Azoff has served as Chief Executive Officer of Front Line since its inception in 2005. Mr. Azoff also serves as a director of Clear Channel, IMG and TBA Global.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Mr. Azoff should serve as a director: his professional background and experience, his leadership skills acquired while building Front Line and serving as Chief Executive Officer of Ticketmaster, his extensive knowledge and understanding of and reputation in the music industry and his understanding of Ticketmaster’s and Front Line’s business, operations, products and services.

Mark Carleton has served as a member of our board of directors since January 2010 and served as a member of Ticketmaster’s board of directors from August 2008 until the merger. He currently serves as a Senior Vice President of Liberty Media Corporation. Prior to that, he was employed by KPMG LLP from 1982 to 2003, most recently as a Partner and National Industry Director — Communications Segment and also served on KPMG’s board. Mr. Carleton was a practicing CPA during his time at KPMG. Mr. Carleton currently serves as a director of Mobile Streams, Air Methods Corp., Barnes & Noble, Ideiasnet and a number of private companies and formerly served as a director of DIRECTV.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Mr. Carleton should serve as a director: his professional background and experience, his current and previously held senior-executive level positions, his service on other public and private company boards and his specialized expertise in public company accounting. Mr. Carleton was nominated as a director by Liberty Media pursuant to the terms of the Liberty Stockholder Agreement.

James L. Dolan has served as a member of our board of directors since June 2011. Mr. Dolan is Executive Chairman and Director of The Madison Square Garden Company, Chief Executive Officer, President and Director of Cablevision Systems Corporation and a Director of AMC Networks Inc. Mr. Dolan has held various positions with Cablevision Systems Corporation since 1979 and with Madison Square Garden, L.P. (predecessor to The Madison Square Garden Company) since 1999.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Mr. Dolan should serve as a director: his professional background and experience, his leadership and reputation in the media and communications sectors, previously held senior-executive level positions and his service on other public and private company boards.

Jonathan Dolgen has served as a member of our board of directors since January 2010 and served as a member of Ticketmaster’s board of directors from August 2008 until the merger. From July 2004 through April 2010, Mr. Dolgen had also been a Senior Advisor to Viacom, Inc., which is referred to as Old Viacom, a worldwide entertainment and media company, where he provided advisory services to the Chief Executive Officer of Old Viacom, or others designated by him, on an as-requested basis. Effective December 31, 2005, Old Viacom was separated into two publicly traded companies, Viacom Inc., which is referred to as New Viacom, and CBS Corporation. From the separation of Old Viacom until April 2010, Mr. Dolgen provided advisory services to the Chief Executive Officer of New Viacom, or others designated by him, on an as-requested basis. Since July 2004, Mr. Dolgen has been a private investor, and since September 2004, Mr. Dolgen has been a principal of Wood River Ventures, LLC, or Wood River, a private entity that seeks investment and other opportunities and provides consulting services primarily in the media sector. Since April 2005, Mr. Dolgen, through Wood River, has had an arrangement with Madison Dearborn Partners, LLC to seek investment opportunities, and to consult, primarily in the media sector. From October 2006 through March 2008, Mr. Dolgen served as Senior Consultant for ArtistDirect, Inc. From April 1994 to July 2004, Mr. Dolgen served as Chairman and Chief Executive Officer of the Viacom Entertainment Group, a unit of Old Viacom, where he oversaw various operations of Old Viacom’s businesses, which during 2003 and 2004 primarily included the operations engaged in motion picture production and distribution, television production and distribution, regional theme parks, theatrical exhibition and publishing. As a result of the separation of Old Viacom, Old Viacom’s motion picture production and distribution and theatrical exhibition business became part of New Viacom’s businesses, and substantially all of the remaining businesses of Old Viacom overseen by Mr. Dolgen remained with CBS Corporation. Mr. Dolgen began his career in the entertainment industry in 1976 and, until joining the Viacom Entertainment Group, served in executive positions at Columbia Pictures Industries, Inc., Twentieth Century Fox and Fox, Inc. and Sony Pictures Entertainment. Since August 2005, Mr. Dolgen has been a Director of Expedia, Inc. and from October 2004 until September 2008, Mr. Dolgen was a Director of Charter Communications, Inc.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Mr. Dolgen should serve as a director: his professional background and experience, previously held senior-executive level positions, his service on other public company boards, his extensive experience with companies in the media sector and expertise in both traditional and new media.

Ariel Emanuel has served as a member of our board of directors since 2007. Mr. Emanuel was a founding partner of Endeavor, a leading talent agency that merged with the William Morris Agency in 2009, creating WME Entertainment. Mr. Emanuel was an integral part of Endeavor’s success and provided its vision. Mr. Emanuel is now Chief Executive Officer of WME Entertainment. Mr. Emanuel is also a member of the Board of Trustees of the American Film Institute.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Mr. Emanuel should serve as a director: his professional background and experience, his leadership skills acquired while building Endeavor and guiding WME Entertainment, his extensive knowledge and understanding of and reputation in the entertainment industry and his expertise in artist representation.

Robert Ted Enloe, III has served as a member of our board of directors since 2006. Mr. Enloe has been Managing General Partner of Balquita Partners, Ltd., a family securities and real estate investment partnership, since 1996, and he currently serves as a director of Leggett & Platt Inc. and Silicon Laboratories Inc. Mr. Enloe’s former positions include Vice Chairman of the Board and member of the Office of the Chief Executive for Compaq Computer Corporation and president of Lomas Financial Corporation and Liberte Investors.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Mr. Enloe should serve as a director: his professional background and experience, previously held senior-executive level positions, his service on other public and private company boards, his extensive experience with technology companies and his financial expertise.

Jeffrey T. Hinson has served as a member of our board of directors since 2005. Mr. Hinson has been President of YouPlus Media, LLC since June 2009. Previously, he served as Chief Executive Officer of Border Media Partners, LLC from 2007 to 2009, was a private financial consultant from 2005 to 2007 and served as Executive Vice President and Chief Financial Officer of Univision Communications Inc. from 2004 to 2005. He served as Senior Vice President and Chief Financial Officer of Univision Radio, the radio division of Univision, from 2003 to 2004. From 1997 to 2003, Mr. Hinson served as Senior Vice President and Chief Financial Officer of Hispanic Broadcasting Corporation, which was acquired by Univision in 2003 and became the radio division of Univision. Mr. Hinson also serves as a director of TiVo Inc., Windstream Corporation, and has been nominated to serve as a director of Ares Commercial Real Estate Corporation.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Mr. Hinson should serve as a director: his professional background and experience, previously held senior-executive level positions, his service on other public company boards, his extensive experience with companies in the media sector and his financial expertise.

James S. Kahan has served as a member of our board of directors since 2007. Mr. Kahan is a former executive of AT&T where he spent nearly 38 years. During his tenure at AT&T and its predecessors, he oversaw approximately $300 billion of acquisitions and divestitures, including the acquisitions of Pacific Telesis (1997), Southern New England Telecommunications (1998), Ameritech (1999) and the former AT&T Corp. (2005), as well as Cingular Wireless’ acquisition of AT&T Wireless (2004). He was also responsible for AT&T’s acquisition of BellSouth Corp. in 2006. Mr. Kahan serves as a director of Amdocs Ltd., which provides software products and services to the communications industry worldwide, Frontier Communications Corporation, a telecommunications company which primarily focuses on serving rural geographic areas, Catch Media, a private B2B company, and Media Rights Capital, a private company in the film and television business.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Mr. Kahan should serve as a director: his professional background and experience, previously held senior-executive level positions, his service on other public and private company boards and his financial and mergers and acquisitions expertise.

Gregory B. Maffei has served as a member of our board of directors since February 2011. Mr. Maffei has served as a director of Liberty Media since 2005, and as its Chief Executive Officer and President since 2006. He also served as Liberty Media’s CEO-Elect from November 2005 through February 2006. Prior to joining Liberty Media, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation during 2005 and as Chairman and Chief Executive Officer of 360networks Corporation from 2000 until 2005. Previously, Mr. Maffei was the Chief Financial Officer of Microsoft Corporation from 1997 to 2000. Mr. Maffei has served as a director of Electronic Arts, Inc. since 2003 and as a director of Sirius since 2009. Mr. Maffei served as a director of DIRECTV (or its predecessor) from 2008 to 2010. Mr. Maffei served as a director of Expedia, Inc. from 1999 to 2003, and as a director of Starbucks Corporation from 1999 to 2006. Mr. Maffei was also Chairman of the Board of Expedia, Inc. from 1999 to 2002.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Mr. Maffei should serve as a director: his professional background and experience, his leadership and reputation in the media and communications sectors, previously held senior-executive level positions and his service on other public and private company boards. Mr. Maffei was nominated as a director by Liberty Media pursuant to the terms of the Liberty Stockholder Agreement.

Randall T. Mays has served as a member of our board of directors since our formation in 2005. He serves as the Vice Chairman of Clear Channel. Previously, he served as President and Chief Financial Officer of Clear Channel. Mr. Mays has served on the board of directors of Clear Channel since 1999.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Mr. Mays should serve as a director: his professional background and experience, previously held senior-executive level positions, his service on other public and private company boards and his financial, media and advertising expertise.

Michael Rapino is our President and Chief Executive Officer and has served in this capacity since 2005. He has also served on our board of directors since 2005. From 2004 to 2005, Mr. Rapino was Chief Executive Officer and President of our predecessor’s Global Music division.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Mr. Rapino should serve as a director: his professional background and experience, his leadership skills acquired prior to and while serving as Chief Executive Officer of Live Nation, his extensive knowledge and understanding of and reputation in the music industry and his understanding of Live Nation’s business, operations, products and services.

Mark S. Shapiro has served as a member of our board of directors since 2008. Mr. Shapiro is a limited partner in Dick Clark Productions and has served as its Chief Executive Officer since May 2010. Previously, he served as President and Chief Executive Officer of Six Flags, Inc., the world’s largest regional theme park company, from 2005 to 2010. Prior to joining Six Flags in 2005, Mr. Shapiro spent 12 years at ESPN, Inc. where he served as Executive Vice President, Programming and Production and in various other capacities. During his tenure, he garnered 16 Emmy Awards and the first two Peabody Awards won by ESPN. Six Flags filed a voluntary petition to restructure its debt obligations under Chapter 11 of the U.S. Bankruptcy Code on June 13, 2009 and emerged from Chapter 11 on May 3, 2010. Mr. Shapiro is also a director of The Tribune Company, Equity Residential, Papa John’s International, Inc. and Frontier Communications Corporation. The Tribune Company filed a voluntary petition to restructure its debt obligations under Chapter 11 on December 8, 2008.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Mr. Shapiro should serve as a director: his professional background and experience, previously held senior-executive level positions, his service on other public company boards and his extensive experience with companies in the entertainment sector.

Board Meetings

Our board of directors met seven times and acted by unanimous written consent twice during 2011. All incumbent directors attended at least 75% of the aggregate meetings of the board of directors and of board committees on which they served during the time they were serving as a director or committee member, as applicable. We have adopted a formal policy on director attendance at annual meetings of stockholders, which states that each director is strongly encouraged to attend such meetings, unless attendance is precluded by health or other significant personal matters. Ten of our then-current directors attended our 2011 annual meeting of stockholders.

The board of directors has appointed Mr. Maffei to preside over executive sessions of the non-management directors.

Board Committees

The board of directors has four standing committees: the Audit Committee, the Nominating and Governance Committee, the Compensation Committee and the Executive Committee, each of which is described below. Each committee, other than the Executive Committee, operates under a written charter adopted by the board of directors. All of the committee charters are publicly available on our website at www.livenation.com/investors or may be obtained upon written request to our General Counsel at our principal executive offices.

Committee members are elected by the board of directors, upon the Nominating and Governance Committee’s recommendations, and serve until their successors are elected or their earlier resignation or removal. The current composition of the board committees is as follows:

	Audit Committee	Nominating and Governance Committee	Compensation Committee	Executive Committee
Irving Azoff				✓
Mark Carleton		✓	✓
James L. Dolan
Jonathan Dolgen	✓
Ariel Emanuel		✓
Robert Ted Enloe, III			✓ (Chair)
Jeffrey T. Hinson	✓ (Chair)
James S. Kahan	✓
Gregory B. Maffei				✓ (Chair)
Randall T. Mays		✓ (Chair)		✓
Michael Rapino				✓
Mark S. Shapiro			✓

Audit Committee

The Audit Committee currently consists of Messrs. Dolgen, Hinson and Kahan. The board of directors has determined that all three members of the Audit Committee are independent, as defined by the NYSE corporate governance standards, Rule 10A-3 of the Exchange Act and our independence standards. The board of directors has also determined that each Audit Committee member is financially literate and that both Messrs. Hinson and Kahan have the attributes of an audit committee financial expert as defined in the applicable SEC regulations. During 2011, the Audit Committee met five times and acted by unanimous written consent once.

As of the date of the filing of this proxy statement, Mr. Hinson serves on the audit committees of three public companies (including ours), and he has been nominated to serve as a director of a fourth public company, for which he will likely also serve on its audit committee. Our board of directors has reviewed Mr. Hinson’s service on the audit committees of such other companies, including the prospective appointment, and has determined that such simultaneous service will not impair the ability of Mr. Hinson to effectively serve on our audit committee.

As set forth in more detail in the Audit Committee Charter, the Audit Committee’s purpose is to assist the board of directors in its general oversight of the quality and integrity of our accounting, auditing and financial reporting and internal control practices. The specific responsibilities of the Audit Committee include:

•	appointing, compensating, overseeing and terminating the independent registered public accounting firm;
•	approving all audit and non-audit services (other than those non-audit services prohibited by law) to be provided by the independent registered public accounting firm;
•	reviewing and discussing the annual and quarterly financial statements and related notes and the specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;
•	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s responses thereto;
•	discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, if any;
•	reporting regularly to the full board of directors regarding, among other things, the quality and integrity of our financial statements, compliance with legal or regulatory requirements, the performance and independence of the independent registered public accounting firm and the performance of the internal audit function;
•	maintaining free and open communications with, and periodically meeting with, management, the internal auditors and the independent registered public accounting firm;
•	discussing guidelines and policies with respect to risk assessment and risk management;
•	overseeing our Policy on Related-Person Transactions, as amended and supplemented from time to time;
•	reviewing and approving the Report of the Audit Committee included in our annual proxy statements; and
•	complying with all other responsibilities and duties set forth in the Audit Committee Charter.

For additional information concerning the Audit Committee, see “Report of the Audit Committee” included in this proxy statement.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Messrs. Carleton, Emanuel and Mays.

The board of directors has determined that all three members of the Nominating and Governance Committee are independent, as defined by the NYSE corporate governance standards and our independence standards. The Nominating and Governance Committee met once during 2011.

The specific responsibilities of the Nominating and Governance Committee include:

•	identifying, screening and recruiting qualified individuals to become board members;
•	proposing nominations for the board of directors and board committee membership;
•	assessing the composition of the board of directors and board committees;
•	overseeing the performance of the board of directors; and
•	complying with all other responsibilities and duties set forth in the Nominating and Governance Committee Charter.

During 2011, Jonathan Dolgen served as a member of the Nominating and Governance Committee until March 2011, at which time Mr. Dolgen stepped down as a member of the committee and the board of directors appointed Mr. Carleton as a member of the committee.

Compensation Committee

The Compensation Committee currently consists of Messrs. Carleton, Enloe and Shapiro.

The board of directors has determined that all three members of the Compensation Committee are independent, as defined by the NYSE corporate governance standards and our independence standards. During 2011, the Compensation Committee met six times and acted by unanimous written consent twice.

The specific responsibilities of the Compensation Committee include:

•	reviewing and approving, and/or recommending modifications to, the base salary, incentive compensation and all other compensation of our Chief Executive Officer and other executive officers;
•	overseeing the administration of our equity-based plans;
•	reviewing and approving the Report of the Compensation Committee included in our proxy statements;
•	reviewing and discussing with management the Compensation Discussion and Analysis included in our proxy statements;
•	reviewing, from time to time, the compensation and benefits of directors who are not employees of the company and recommending any changes to the board that the committee deems appropriate;
•	overseeing the company’s submissions to stockholders on executive compensation matters, including advisory votes on executive compensation and the frequency of such votes, incentive and other executive compensation plans and amendments to such plans;
•	consulting on the appropriate engagement with shareholder groups and proxy advisory firms on executive compensation matters;
•	overseeing and periodically assessing material risks associated with the company’s compensation structure, policies and programs for executive officers; and
•	complying with all other responsibilities and duties set forth in the Compensation Committee Charter.

During 2011, Jonathan Dolgen served as a member of the Compensation Committee until June 2011, at which time he stepped down as a member of the committee. Compensation Committee meetings are regularly attended by the Chief Executive Officer and, from time to time, other members of management, including the Chairman of the Board.

Executive Committee

The Executive Committee currently consists of Messrs. Azoff, Maffei, Mays and Rapino. The Executive Committee was formed in February 2011, and did not take any formal actions during the 2011 fiscal year, although the members did meet informally from time to time to discuss the affairs of the company.

The specific responsibilities of the Executive Committee are to:

•	be available to the company’s executive management to discuss significant operational and strategic issues from time to time;
•	serve as a conduit between executive management and the board of directors, including helping to facilitate board processes and communications; and
•	have such further powers and responsibilities, and undertake such specific actions or duties, as may be delegated to it in the future by the board of directors.

Director Compensation

Pursuant to our non-employee director compensation plan, in 2011 we paid (i) each of our non-employee directors an annual cash retainer of $75,000, (ii) each member of the Audit Committee, Compensation Committee and Nominating and Governance Committee an additional annual cash retainer of $17,500, $12,500 and $7,500, respectively, and (iii) the Chairpersons of the Audit Committee, Compensation Committee and Nominating and Governance Committee a further annual cash retainer of $15,000, $12,500 and $7,500, respectively. No additional per-meeting fees apply under the plan.

Under the plan, each non-employee director also receives a grant of $125,000 in shares of restricted stock based on the average closing price of our stock during the 20 trading days prior to the date of the grant (i) upon such non-employee director’s appointment to the board of directors (pro-rated for the period from the director’s appointment through the anticipated date of our next annual meeting of stockholders), and (ii) on an annual basis thereafter. We may also grant additional discretionary stock-based awards to our non-employee directors, and these directors may elect to receive their cash fees in the form of shares of our common stock.

Generally, only non-employee directors are eligible to receive compensation for their services as a director. Accordingly, neither Mr. Rapino, our President and Chief Executive Officer, nor Mr. Azoff, our Executive Chairman, received any separate director compensation during 2011.

2011 Director Compensation Table

The following table shows compensation paid to the members of our board of directors for the fiscal year ended December 31, 2011. As discussed above, any board member who is also an employee of the company does not receive separate compensation for service on the board.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Stock Option Awards ($)(2)	Total ($)
Irving L. Azoff	—	—	—	—
Mark Carleton	93,125	126,023	—	219,148
Barry Diller	—	—	—	—
James L. Dolan	37,500	124,948		162,448
Jonathan Dolgen	103,750	126,023	—	229,773
Ariel Emanuel	82,500	126,023	—	208,523
Robert Ted Enloe, III	96,875	126,023	—	222,898
Jeffrey T. Hinson	107,500	126,023	—	233,523
James S. Kahan	92,500	126,023	—	218,523
Gregory B. Maffei	75,000	168,687	—	243,687
John C. Malone	—	—	—	—
Randall T. Mays	90,000	126,023	—	216,023
Jonathan F. Miller	18,750	—	—	18,750
Michael Rapino	—	—	—	—
Mark S. Shapiro	87,500	126,023	—	213,523

(1)	Mr. Diller and Dr. Malone resigned from our board of directors in January 2011 and February 2011, respectively. Mr. Diller forfeited 12,171 unvested shares of restricted stock and 7,842 unvested restricted stock units, and Dr. Malone forfeited 12,171 unvested shares of restricted stock, immediately upon their resignation from our board of directors. Mr. Miller resigned from our board of directors in April 2011; all of his company equity was accelerated and vested in full immediately prior to his resignation. Messrs. Maffei and Dolan joined our board of directors in February 2011 and June 2011, respectively.
(2)	The amounts set forth in these columns reflect shares of restricted stock and stock options, as applicable, granted under our stock incentive plans. The amounts listed are equal to the aggregate grant date fair value computed in accordance with ASC topic 718, Compensation — Stock Compensation, or ASC 718 (which will generally lead to a reported value that differs from the amount set forth in the director compensation policy outlined above under “Director Compensation” due to the different methodologies), and no assumptions for forfeitures were included for restricted stock awards. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 12 of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2011. The restricted stock awards vest in full on the first anniversary of the grant, with the exception of the restricted stock awards granted to Messrs. Maffei and Dolan upon their appointment to our board of directors, which vested or will vest in full in June 2011 and June 2012, respectively. As of December 31, 2011, Messrs. Emanuel and Kahan each held 10,000 stock options and 11,583 unvested shares of restricted stock; Messrs. Enloe and Hinson each held 20,000 stock options and 11,583 unvested shares of restricted stock; Mr. Mays held 100,000 stock options and 26,583 unvested shares of restricted stock; Messrs. Carleton, Dolgen, Maffei and Shapiro each held 11,583 unvested shares of restricted stock; and Mr. Dolan held 11,186 unvested shares of restricted stock.
(3)	Upon joining our board of directors in February 2011, Mr. Maffei received 4,071 shares of restricted stock having an aggregate grant date fair value of $42,664, which shares represented the 2010 annual grant pursuant to our non-employee director compensation policy pro-rated from the date of Mr. Maffei’s appointment through the then-anticipated date of our 2011 annual meeting of stockholders. In June 2011, Messrs. Carleton, Dolgen, Emanuel, Enloe, Hinson, Kahan, Mays, Maffei and Shapiro each received 11,583 shares of restricted stock, with each restricted stock award having an aggregate grant date fair value of $126,023, which shares represented the 2011 annual grant pursuant to our non-employee director compensation policy. Upon joining our board of directors in June 2011, Mr. Dolan received 11,186 shares of restricted stock having an aggregate grant date fair value of $124,948, which shares represented the 2011 annual grant pursuant to our non-employee director compensation policy pro-rated from the date of Mr. Dolan’s appointment through the then-anticipated date of our 2012 annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during 2011, or at any other time, an officer or employee of Live Nation, and no member had any relationship requiring disclosure under Item 404 of Regulation S-K promulgated by the SEC. None of our executive officers (i) serves as a member of the compensation committee of any other company of which any member of the Compensation Committee or board of directors is an executive officer, or (ii) serves as a member of the board of directors of any other company of which any member of the Compensation Committee is an executive officer.

Security Ownership

The following table sets forth certain information regarding beneficial ownership of our common stock as of April 13, 2012, by:

•	each person known by us to beneficially own more than 5% of our common stock;
•	each director and director nominee;
•	each of our executive officers named in the 2011 Summary Compensation Table; and
•	all of our executive officers, directors and director nominees as a group.

Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Beneficial ownership also includes shares of common stock subject to options exercisable, and restricted stock units that will vest, on or before June 12, 2012 (60 days after April 13, 2012); provided, however, that these shares are not deemed outstanding for computing the percentage ownership of each other person. The percentage of beneficial ownership is based on 190,138,801 shares of our common stock outstanding (or deemed to be outstanding under SEC rules and regulations) as of April 13, 2012. Unless otherwise indicated, the address of each of the stockholders listed below is c/o Live Nation Entertainment, Inc., 9348 Civic Center Drive, Beverly Hills, California 90210.

Name of Beneficial Owner	Common Stock	Exercisable Options	Restricted Stock Unvested	Other	Total	Percent
Irving L. Azoff(1)	206,677	3,909,506	229,893	3,254,172	7,600,248	3.92%
Mark Carleton	12,171	—	11,583	—	23,754	*
James L. Dolan(2)	—	—	11,186	3,912,806	3,923,992	2.06%
Jonathan Dolgen(3)	42,501	—	11,583	—	54,084	*
Ariel Emanuel	43,832	10,000	11,583	—	65,415	*
Robert Ted Enloe, III	43,832	20,000	11,583	—	75,415	*
Jeffrey T. Hinson	48,832	20,000	11,583	—	80,415	*
James S. Kahan(4)	78,832	10,000	11,583	36,500	136,915	*
Gregory B. Maffei	4,071	—	11,583	—	15,654	*
Randall T. Mays(5)	68,833	100,000	21,583	135,551	325,967	*
Michael Rapino	713,222	2,305,000	731,174	—	3,749,396	1.95%
Mark S. Shapiro	32,373	—	11,583	—	43,956	*
Nathan Hubbard	130,717	82,010	273,940	—	486,667	*
Alan Ridgeway	26,784	85,450	144,057	—	256,291	*
Michael Rowles	97,527	83,920	202,867	—	384,314	*
Kathy Willard	162,845	97,010	218,837	—	478,692	*
All directors and executive officers as a group (17 persons)(6)	1,718,565	6,737,896	1,938,701	7,339,029	17,734,191	9.01%
Liberty Media Corporation(7)	—	—	—	39,181,563	39,181,563	20.61%
Tiger Global Management, LLC(8)	—	—	—	16,616,435	16,616,435	8.74%
Shapiro Capital Management LLC(9)	—	—	—	15,511,342	15,511,342	8.16%
Blackrock, Inc.(10)	—	—	—	13,249,808	13,249,808	6.97%
Harris Associates L.P.(11)	—	—	—	12,585,225	12,585,225	6.62%

*	Percentage of common stock beneficially owned by the named stockholder does not exceed one percent of our common stock.

(1)	The amount shown in the “Other” column consists of 1,474,372 restricted shares and 1,779,800 unrestricted shares held by a trust of which Mr. Azoff is a trustee, but not a beneficiary. The amount shown in the “Restricted Stock Unvested” column consists of 156,174 shares of unvested restricted stock and 73,719 restricted stock units that will vest within 60 days after April 13, 2012. Mr. Azoff holds an additional 553,105 restricted stock units that will not vest within 60 days after April 13, 2012.
(2)	Includes 3,912,806 shares held by The Madison Square Garden Company (“MSG”). Mr. Dolan is a member of a “group” with respect to certain securities of MSG for purposes of Section 13(d) of the Exchange Act. As such, Mr. Dolan may be deemed to beneficially own company shares held directly by MSG and its subsidiaries. Mr. Dolan disclaims beneficial ownership of the shares of the company held by MSG and its subsidiaries and their inclusion in this table shall not be deemed an admission that Mr. Dolan is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.
(3)	Includes 137 shares held by a charitable foundation with which Mr. Dolgen is affiliated. Mr. Dolgen disclaims beneficial ownership of these shares.
(4)	Includes 36,500 shares held by trusts of which Mr. Kahan is the trustee, but not a beneficiary.
(5)	Includes 38,198 shares held by trusts of which Mr. Mays is the trustee, but not a beneficiary, and 87,834 shares in a GRAT for Mr. Mays and 9,519 shares in a GRAT for Paula Mays.
(6)	See footnotes 1 through 5.
(7)	Address: 12300 Liberty Boulevard, Englewood, Colorado 80112. Information is based solely on a Schedule 13D filed by Liberty Media Corporation with the SEC on September 30, 2011. Such form states that the reporting persons aggregately have sole voting power with respect to 39,181,563 shares, shared voting power with respect to no shares and sole dispositive power with respect to all shares.
(8)	Address: 101 Park Avenue, 48th Floor, New York, New York, 10178. Information is based solely on a Schedule 13G/A Amendment No. 2 filed by Tiger Global, L.P., Tiger Global II, L.P., Tiger Global Master Fund, L.P., Tiger Global Performance, LLC, Tiger Global Management, LLC, and Charles P. Coleman III with the SEC on February 14, 2012. Such form states that the reporting persons aggregately have sole voting power with respect to 16,616,435 shares, shared voting power with respect to no shares and sole dispositive power with respect to all shares.
(9)	Address: 3060 Peachtree Road, Ste. 1555 N.W., Atlanta, Georgia 30305. Information is based solely on a Schedule 13G filed by Shapiro Capital Management LLC and Samuel R. Shapiro with the SEC on February 3, 2012. Such form states that the reporting persons aggregately have sole voting power with respect to 13,499,120 shares, shared voting power with respect to 2,012,222 shares and sole dispositive power with respect to all shares.
(10)	Address: 40 East 52nd Street, New York, New York, 10022. Information is based solely on a Schedule 13G/A Amendment No. 2 filed by Blackrock, Inc. with the SEC on February 13, 2012. Such form states that the reporting persons aggregately have sole voting power with respect to 13,249,808 shares, shared voting power with respect to no shares and sole dispositive power with respect to all shares.
(11)	Address: Two North LaSalle Street, Suite 500, Chicago, Illinois, 60602-3790. Information is based solely on a Schedule 13G filed by Harris Associates L.P. with the SEC on February 14, 2012. Such form states that the reporting persons aggregately have sole voting power with respect to 12,585,225 shares, shared voting power with respect to no shares, and sole dispositive power with respect to all shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and holders of more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the Section 16(a) forms received by us, or written representations from reporting persons that no such forms were required to be filed, as applicable, we believe that the reporting persons complied with all of the Section 16(a) filing requirements during the 2011 fiscal year.

PROPOSAL NO. 2 — ADVISORY VOTE ON THE COMPENSATION PAID TO
OUR NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing the company’s stockholders the opportunity to vote at this annual meeting to approve the compensation paid to the company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Securities Act of 1933, as amended, or the Securities Act, and the Exchange Act. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on the company or our board of directors.

Although the vote is non-binding, the Compensation Committee and the board of directors value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders an opportunity to endorse or not endorse our executive officer pay program and policies through the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the company’s proxy statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

As described more fully in the Compensation Discussion and Analysis section of this proxy statement, we believe that our executive compensation program is reasonable, competitive and strongly focused on pay for performance principles. We emphasize compensation opportunities that reward our executives when they deliver targeted financial results. The compensation paid to our named executive officers varies depending upon the achievement of pre-established performance goals, which may be both individual and corporate. Through stock ownership requirements and equity incentives, we also align the interests of our executives with those of our stockholders and the long-term interests of Live Nation. Our executive compensation policies have enabled Live Nation to attract and retain talented and experienced senior executives and have benefited the company over time. We believe that the fiscal year 2011 compensation paid to our named executive officers was appropriate and aligned with Live Nation’s fiscal year 2011 results, and that it positions the company for growth in future years.

The affirmative vote of the holders of at least a majority of the total voting power of our common stock present in person or represented by proxy and entitled to vote on this proposal is required to approve the advisory resolution on the company’s executive compensation described in this Proposal 2. For purposes of this vote, abstentions (or a direction to your broker, bank or other nominee to abstain) will be counted as present in person or represented by proxy and entitled to vote on this proposal, and therefore will have the effect of a negative vote. The results of this vote are not binding on our board of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADVISORY RESOLUTION APPROVING THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 3 — RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2012. Ernst & Young LLP served as our independent registered public accounting firm during the 2011 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire.

The affirmative vote of the holders of at least a majority of the total voting power of our common stock present in person or represented by proxy and entitled to vote on this proposal will be required to ratify the appointment of Ernst & Young LLP. Abstentions will be counted toward a quorum and considered shares present in person or by proxy and entitled to vote. Accordingly, abstentions will have the effect of a negative vote on this proposal.

Stockholder ratification of the appointment of Ernst & Young LLP is not required by our bylaws or otherwise. However, our board of directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the 2012 fiscal year if it determines that such a change would be in the best interests of us and our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
THE RATIFICATION OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Audit and Non-Audit Fees

The following table shows the fees paid or accrued (in thousands) by Live Nation for audit and other services provided by Ernst & Young LLP for the 2011 and 2010 fiscal years, respectively:

	2011	2010
Audit Fees(1)	$6,418	$6,910
Audit-Related Fees(2)	490	487
Tax Fees(3)	1,069	1,161
All Other Fees(4)	3	3
Total	$7,980	$8,561

(1)	Audit fees consist of fees for the audit of our annual financial statements, the audit of our internal controls over financial reporting, reviews of our financial statements included in our Quarterly Reports on Form 10-Q, reviews of our other SEC filings and other professional services provided in connection with statutory and regulatory filings.
(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and review of our financial statements and which are not reported above under “Audit Fees.” These services primarily related to attest services in connection with ticketing system audits for purposes of reporting on control design and operating effectiveness, gross receipts audits as required by leases and due diligence services.
(3)	Tax fees consist of fees for tax advice and tax return preparation.
(4)	All other fees consist of fees for Ernst & Young’s online research tool.

The Audit Committee has established procedures for the approval of all audit and non-audit services provided by our independent registered public accounting firm. Pursuant to this policy, the Audit Committee approves all audit and non-audit services provided by the independent registered public accounting firm, including the fees and other terms of the engagements. Before the independent registered public accounting firm is engaged to perform any non-audit services, the Audit Committee must review and pre-approve such services. The Audit Committee may delegate its approval authority to its Chairperson, provided that any services approved by the Chairperson are reported to the Audit Committee at its next regularly scheduled meeting.

The Audit Committee approved all of the audit and permissible non-audit services performed by Ernst & Young LLP during the 2011 fiscal year.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the company under the Securities Act or the Exchange Act whether made on, before or after the date of this amended report and irrespective of any general incorporation language in such filing.

The Audit Committee’s purpose is to assist the board of directors in its general oversight of Live Nation’s accounting, auditing and financial reporting practices. Management is primarily responsible for Live Nation’s financial statements, systems of internal controls and compliance with applicable legal and regulatory requirements. Ernst & Young LLP, Live Nation’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the committee certify that Live Nation’s registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm and the experience of the committee’s members in business, financial and accounting matters.

During the 2011 fiscal year, management completed the documentation, testing and evaluation of Live Nation’s internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Ernst & Young LLP. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of Live Nation’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in Live Nation’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in Live Nation’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule and (ii) the effectiveness of internal control over financial reporting.

In overseeing the preparation of Live Nation’s financial statements, the Audit Committee met with both management and Live Nation’s independent registered public accounting firm to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to AU Section 380 (Communication With Audit Committees).

With respect to Live Nation’s independent registered public accounting firm, the Audit Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, including its letter and the written disclosures made to the committee as required by Rule 3526 of the Public Company Accounting Oversight Board (Communication With Audit Committees Concerning Independence).

On the basis of these reviews and discussions, the undersigned members of the Audit Committee recommended to the board of directors that Live Nation’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

Respectfully submitted,
The Audit Committee of the Board of Directors
Jonathan Dolgen Jeffrey T. Hinson (Chair) James S. Kahan

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis may contain statements regarding historical and/or future individual and company performance measures, targets and other goals. These goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s or the board of directors’ expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts. As used in this Compensation Discussion and Analysis, the term “executives” refers generally to members of our management team, the term “executive officers” refers to our executive officers as determined in accordance with Rule 3b-7 of the Exchange Act (and is a subset of “executives”) and the term “named executive officers” refers to our named executive officers determined in accordance with Item 402(a)(3) of Regulation S-K (and is a subset of “executive officers”). References to “we,” “us,” “our” or the “company” refer to Live Nation Entertainment, Inc.

Executive Overview

In 2011, we grew revenue and profitability across all of our business segments and for the company as a whole. Our merger of the separate Live Nation and Ticketmaster businesses was completed in 2010, so this was the first full year of our combined operations as Live Nation Entertainment. After the market challenges of 2010, we saw stabilization of our business during 2011 despite the fact that the overall consumer market for concerts was relatively flat. Our concerts division expanded its arenas business and our festival operations continued to grow, while Ticketmaster achieved a net customer retention rate of 102%, ending the year with more customers than it had when the year began. In addition to achieving our growth and profitability goals in 2011, we focused on investments in our businesses and technology platforms and also launched innovative new products to better serve and engage fans. Below are a few highlights of our 2011 successes:

•	we grew revenue and Adjusted Operating Income (as defined below) in each of our core businesses, delivering overall revenue growth of 6%;
•	we improved Ticketmaster’s profitability for the first time in five years;
•	we launched ten new festivals;
•	we moved strongly into the electronic music space, promoting nearly 150 electronic concerts;
•	we broadened our sponsorship categories and extended our global platform with brands such as American Express, Starwood, Hertz, Vodafone and Citi;
•	we launched our three-year program to re-platform Ticketmaster’s technology infrastructure;
•	we launched products at Facebook such as our recent ticketing app and interactive seat maps;
•	we deployed the Live Nation iPhone app, which was downloaded by over three million fans and has sold over 800,000 tickets since its launch; and
•	we completed several acquisitions globally across our segments and signed a number of major new artists in our Artist Nation business.

In 2012, we plan to build on our 2011 successes and continue to focus on the key strategic objectives that we believe will drive the growth of our business:

•	grow our core businesses through better cost execution and revenue expansion;
•	launch innovative products at Ticketmaster and Live Nation that drive fan engagement;
•	invest in Ticketmaster’s technology platform;
•	focus on opportunities in mobile and social; and
•	continue to expand into untapped global markets.

Our key executive compensation decisions in 2011 related to setting appropriate performance targets and bonus levels for our executive officers in order to incentivize them to reach targeted goals during the year, as well as determining the form and amount of stock-based awards for our executive officers that will provide optimal long-term incentives to align their interests with those of our stockholders and encourage growth over the long term, all while recognizing the realities of the macroeconomic environment.

Overall, we achieved 104% of our targeted company Adjusted Operating Income (as defined below) for the year on a pro forma basis. All of our named executive officers had at least a portion of their cash performance bonuses tied to that target, and as a result, three of them received 100% of that portion of their targeted cash performance bonuses, two received a scaled amount greater than their targeted cash performance bonuses in accordance with the ranges that were established by the Compensation Committee earlier in the year and one received 50% of that portion of his targeted cash performance bonus, based on not achieving targeted Adjusted Operating Income in one of his divisions. Other than two named executive officers with contracts that provide for scaling of their targeted cash performance bonuses at performance levels below and above their targets, all of our named executive officers had a bonus structure for 2011 that provided both that no bonus would be received in respect of any performance target that was not at least 100% achieved and that achievement at levels greater than 100% of their performance targets would not result in cash performance bonuses greater than their target amounts.

We believe that having employment agreements with our executive officers is critical to our success due to the importance of long-term artist, venue and client relationships in the live entertainment business, as well as the impact of an individual’s reputation and relationships on our ability to identify, obtain and retain business opportunities. While the concept that reputation and relationships are important to success is certainly not unique to the live entertainment business, we believe that the live entertainment business itself is unique and that these factors have heightened importance in our business when compared to many other industries. Simply put, people are not fungible in our business and we try to keep our best performers. For this same reason, we are confident that our overall compensation levels for our executive officers are appropriate and necessary in order to attract and retain the best executive talent to lead and grow our company.

We maintain an executive compensation program that consists of four components: base salary, cash performance bonuses, long-term equity incentive awards and employee benefits and other perquisites. We strive to structure the program in a manner that will benefit our stockholders by allowing us to attract and retain the right individuals for our business. This manifests itself in the pay-for-performance culture we seek to maintain. To that end, in 2011 the Compensation Committee set aggressive performance targets for the vesting of the annual grants of restricted stock made to our Chief Executive Officer and our Executive Chairman as part of our long-term equity incentive award component, as opposed to having the vesting of those awards be 100% time-based, as had previously been the practice. For annual awards made in the first quarter of 2012, the Compensation Committee extended this practice to the awards made to all of our named executive officers.

In its compensation review process, the Compensation Committee considers whether our compensation program serves the best interests of our stockholders. In 2011 and 2012, we had discussions with several of our institutional investors in order to better understand their views on our compensation practices and structure. In determining executive compensation for 2012, the Compensation Committee considered the stockholder support that the “Say-on-Pay” proposal received at our 2011 annual meeting of stockholders and the feedback we received from our investors on our compensation programs. Based on the foregoing, we believe our programs are effectively designed and continue to be aligned with the interests of our stockholders.

Roles and Responsibilities

This Compensation Discussion and Analysis describes our executive compensation program as it relates to the following “named executive officers” for 2011:

Michael Rapino	President and Chief Executive Officer
Irving Azoff	Executive Chairman and Chairman of the Board
Nathan Hubbard	Chief Executive Officer — Ticketmaster
Alan Ridgeway*	President — International and Emerging Markets
Michael Rowles	General Counsel
Kathy Willard	Chief Financial Officer

*	Mr. Ridgeway was not serving as an executive officer as of December 31, 2011.

The Compensation Committee has primary responsibility for establishing the compensation paid to our named executive officers. The Compensation Committee is appointed by the board of directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and “non-employee” directors for purposes of Rule 16b-3 of the Exchange Act. The Compensation Committee consists of Messrs. Carlton, Enloe and Shapiro, with Mr. Enloe serving as the committee’s Chairman. The Compensation Committee is responsible for (i) administering and overseeing our executive compensation program, including matters related to salary, bonus plans and stock compensation plans, and (ii) approving all grants of equity awards.

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, motivate, reward and retain talented individuals who are essential to our continued success. In determining the form and amount of compensation payable to our named executive officers, we are guided by the following objectives and principles:

•	Compensation should tie to performance. We aim to foster a pay-for-performance culture, with a substantial amount of executive compensation “at risk.” Accordingly, a significant portion of total compensation is tied to and varies with our financial, operational and strategic performance and the value of our common stock, as well as individual performance.
•	Compensation should encourage and reward the achievement of specific corporate and departmental goals and initiatives. From time to time, we set specific corporate and/or departmental goals and initiatives pertaining to, among other things, growth, productivity and people. Currently, we are primarily emphasizing, and the executive compensation program is designed primarily to reward, (i) achievement of targeted operating income before certain unusual and/or non-cash charges, acquisition expenses, depreciation and amortization (including goodwill impairments), loss or gain on sale of operating assets and non-cash and certain stock-based compensation expense, which is referred to as “Adjusted Operating Income,” and including any pro forma adjustments in respect of acquisitions or divestitures, evaluated on a constant currency basis and adjusted for certain legal settlements and judgments, and (ii) the achievement of various personal performance objectives.
•	Compensation should establish common goals for executives and their key reports. We endeavor to set consistent performance targets for multiple layers of executives. By establishing common goals, we encourage a coordinated approach to managing the company that we believe will be most likely to increase stockholder value in the long term.
•	Compensation should align executives’ interests with those of our stockholders. Equity-based compensation encourages executives to focus on our long-term growth and prospects and to manage the company from the perspective of our stockholders. Executive officers are expected to have a meaningful ownership interest in the company and the Compensation Committee regularly reviews their grant history when assessing the appropriate mix of compensation elements. For a further discussion of share ownership guidelines applicable to our executive officers, see “Officer and Director Stock Ownership Guidelines” above.

•	Our overall compensation program should enable us to attract, motivate and retain highly-qualified executives by offering competitive compensation. Retention of key executives is a particular focus of our compensation program due to the importance of long-term artist and venue client relationships in the live entertainment business, as well as the impact that an established individual’s reputation and relationships can have on the efficacy of that person within the industry.

Within this framework, we strive to maintain executive compensation levels that are fair, reasonable and competitive.

Compensation Setting Process

Compensation determinations made during 2011 affecting our named executive officers were based primarily on the Compensation Committee’s assessments of the appropriate levels of compensation required to recruit and retain top-level executive talent, based on industry standards and input from our Chief Executive Officer with respect to our other named executive officers (other than Irving Azoff, our Executive Chairman and Chairman of the Board), as well as the Compensation Committee’s review of what we had paid executives in such roles historically.

Throughout 2011, the Compensation Committee engaged Compensia as an independent outside compensation consultant to work with the committee broadly to, among other things, assess and advise the committee regarding our executive compensation program and our equity and long-term incentive plan strategies. From time to time during 2011 as requested by the Compensation Committee, Compensia served as an objective, third-party advisor on the reasonableness of compensation levels in comparison with those of other similarly-situated companies, and on the appropriateness of our compensation program structure in supporting our business objectives. In such advisory role, Compensia and the Compensation Committee reviewed market data as a reference point to gauge the reasonableness of the company’s compensation levels for its executives, although no formal benchmarking or peer group analysis was utilized. Among other projects, Compensia assisted the Compensation Committee in reviewing the compensation paid to the Chief Executive Officer and other top executives; establishing the pool of equity grants for the year and the distribution of those awards, as well as the mix of award types; setting appropriate performance targets for bonus and equity incentive awards; and reviewing the company’s compensation practices from a governance standpoint. Other than the relationship with the Compensation Committee described above, Compensia has no relationship with the company or management.

The Compensation Committee approves all material compensation decisions for the named executive officers, including the grant of all equity awards. Michael Rapino, our President and Chief Executive Officer, annually reviews the named executive officers’ performance, other than his own performance and the performance of Mr. Azoff, which are reviewed solely by the Compensation Committee. The results of these evaluations, including recommendations on any salary adjustments, cash bonus amounts, performance targets and/or equity awards, are presented by Mr. Rapino to the Compensation Committee for consideration and approval. Mr. Rapino regularly attends meetings of the Compensation Committee and, upon the committee’s request, provides various compensation and performance information to the committee. Mr. Rapino regularly engages the input of other executives in performing these functions and compiling such information for the Compensation Committee. The Compensation Committee also meets in executive session without Mr. Rapino to discuss compensation matters pertaining to Messrs. Rapino and Azoff and the other named executive officers. On occasion, other named executive officers and members of management meet with the Compensation Committee to provide performance and other relevant data to the committee.

Certain named executive officers are entitled to accelerated vesting of their equity awards upon the occurrence of a change of control, which is referred to as a single trigger, to ensure that these executives receive the full benefit of their long-term compensation in a manner consistent with benefits realized by our stockholders. However, none of our named executive officers other than Mr. Rapino is eligible to receive severance or comparable cash payments upon the occurrence of a change of control absent a qualifying termination, which is referred to as a double trigger, because the severance benefits contained in the employment agreements are intended to provide protection in connection with the loss of employment (including a loss of employment related to a corporate transaction) rather than merely incentivize the closing of a transaction. The terms of employment for our executive officers, including those elements discussed above, generally are set forth in a written employment agreement. See “Use of Employment Agreements” below, and for a further discussion of the employment agreements of our named executive officers, see “Named Executive Officer Employment Agreements” beginning on page 52.

Use of Employment Agreements

As discussed above under “Executive Overview,” we believe that having employment agreements with our executive officers is critical to our success due to the importance of long-term artist, venue and client relationships in the live entertainment business, as well as the impact of an individual’s reputation and relationships on our ability to identify, obtain and retain business opportunities. We believe that, under normal circumstances in our industry, it is appropriate to enter into written compensatory agreements with key executives to provide greater stability and certainty that permits the executives to remain focused on their duties and responsibilities and better promote the interests of our stockholders.

We have entered into an employment agreement with each of our named executive officers. These agreements result from an often extensive negotiation process with the executive, in which the Compensation Committee often participates directly. The Compensation Committee ultimately approves all material terms of employment agreements with our executive officers. The employment agreements generally set forth information regarding base salary, cash performance awards, equity incentive awards, severance benefits and change-in-control vesting, as well as other employee benefits. For a further discussion of the employment agreements of our named executive officers, see “Named Executive Officer Employment Agreements” beginning on page 52.

Compensation Program Components

Our executive compensation program consists of the following components:

•	base salary;
•	cash performance bonuses;
•	long-term equity incentive awards; and
•	employee benefits and other perquisites.

We believe that these components function together to provide a strong compensation program that enables us to attract and retain top talent while simultaneously aligning the interests of our executive officers with those of our stockholders. The Compensation Committee has not adopted a formal policy or practice for the allocation of (i) base salary versus incentive compensation, (ii) cash bonuses versus equity compensation or (iii) equity grants amongst various award types. Rather, the committee seeks to flexibly tailor each executive’s total compensation package to include these various components in a manner designed to motivate and retain most effectively that particular executive officer, while still aligning the executive officer’s interests with those of our stockholders. For these reasons, the Compensation Committee has not relied on formal benchmarking or peer group analysis in determining our compensation programs, though industry standards and informal reviews of compensation paid to executive officers of our competitors or others in similar industries are taken into consideration in this process.

Base Salary

We believe that competitive levels of cash compensation, together with equity and other long-term incentive programs, are necessary for the motivation and retention of executive officers. Base salaries provide executives with a predictable level of monthly income and help achieve the compensation program’s objectives by attracting and retaining strong talent. The employment agreements set the base salaries of the named executive officers, with annual adjustments, if any, being made upon the approval of the Compensation Committee in its discretion (unless such annual adjustments are provided generally to all employees in accordance with company policy). In some cases, the agreements provide for minimum annual increases in an executive’s base salary to provide additional retention incentive to these executives.

Base salaries for executive officers are typically established at the time the employment agreements are entered into or amended and are based on negotiations with the executives and on the Compensation Committee’s assessments of the salaries necessary and appropriate to recruit and/or retain the individual executives for their particular positions. These assessments include informal reviews of compensation paid to executives of comparable companies and competitors of ours. In establishing the base salaries of our executive officers, the members of the Compensation Committee also bring to bear their own judgment of appropriate compensation based on their individual professional experiences.

For further discussion of the base salaries of the named executive officers, see “Named Executive Officer Employment Agreements” beginning on page 52.

Cash Performance Bonuses

Annual cash bonus eligibility is provided to each of the named executive officers to reward the achievement of corporate, departmental and/or individual accomplishments and to tie compensation to performance, each in keeping with our compensation philosophy. In March 2012, the Compensation Committee reviewed the named executive officers’ performance during 2011 and awarded cash performance bonuses to each of the named executive officers based primarily on the achievement of pre-established targets, which targets are primarily based on our achievement of Adjusted Operating Income levels (both corporate and, where applicable, divisional). In general, annual cash bonus eligibility for the named executive officers’ key reports was also based on Adjusted Operating Income on a pro forma basis in order to encourage a coordinated approach to managing the company consistent with our compensation philosophy.

We believe that Adjusted Operating Income is the primary metric on which the company’s performance is evaluated by financial analysts and the investment community generally. Internally, we review Adjusted Operating Income on a pro forma basis to evaluate the performance of our operating segments, and believe that this metric assists investors by allowing them to evaluate changes in the operating results of our businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results.

In March 2012, each named executive officer was awarded a cash performance bonus in respect of performance in 2011 as follows:

Michael Rapino.  Under the terms of his employment agreement, Mr. Rapino is eligible to receive (a) an annual cash performance bonus with a target amount equal to 100% of his highest base salary paid during the calendar year in which the bonus was earned (with a range to be established for achievement above or below such target) and (b) an annual cash exceptional performance bonus with a target amount equal to an additional 100% of his highest base salary paid during the calendar year in which the bonus was earned. Mr. Rapino’s performance bonus and exceptional performance bonus eligibility for 2011 were both based 100% on the achievement of company Adjusted Operating Income. In March 2011, the Compensation Committee set for Mr. Rapino (a) a target cash performance bonus of $2.0 million, based on the achievement of $420.0 million of company Adjusted Operating Income for the year, with the actual bonus to range (i) between $1.5 million and $2.0 million for achievement of between 90% and 100% of such performance target and (ii) between $2.0 million and $4.0 million for achievement of between 100% and 110% of such performance target, in each case scaled based on straight-line interpolation, and (b) a target cash exceptional performance bonus of an additional $2.0 million, also based on the achievement of $420.0 million of company Adjusted Operating Income for the year, with the actual bonus to range between $500,000 and $2.0 million for achievement of between 90% and 100% of such performance target, scaled based on straight-line interpolation.

In March 2012, the Compensation Committee determined that, on a pro forma basis, the company had achieved 104% of its Adjusted Operating Income performance target, based on financial information supplied by management. Accordingly, the Compensation Committee awarded Mr. Rapino (i) a cash performance bonus of $2,800,000, representing a straight-line pro-rated amount of his targeted cash performance bonus for 2011 and (ii) a cash exceptional performance bonus of $2,000,000, representing his full targeted cash exceptional performance bonus for 2011. In making the cash exceptional performance bonus award to Mr. Rapino, in addition to considering the attainment of the company Adjusted Operating Income performance target, the Compensation Committee also considered that two additional performance targets had been met and exceeded: the company’s Global Concerts division had achieved $32.8 million of Adjusted Operating Income on a pro forma basis for the year, and Ticketmaster had achieved a net client renewal rate of 102%. Mr. Rapino’s total cash performance bonus for 2011 was $4,800,000, representing the sum of his cash performance bonus and his cash exceptional performance bonus.

Irving Azoff.  Under the terms of his employment agreement with Front Line, Mr. Azoff is entitled to a $2.0 million guaranteed annual cash bonus. In addition, Mr. Azoff’s employment agreement with the company provides that he is eligible to receive a company annual cash performance bonus based on performance targets established by the Compensation Committee. In March 2011, the Compensation Committee set a target company annual performance bonus of $1.5 million for Mr. Azoff, based on the achievement of $420.0 million of company Adjusted Operating income for the year, with the actual bonus to range between $1.0 million and $2.0 million for achievement of between 90% and 110% of such performance target, scaled based on a straight-line interpolation, in accordance with the terms of Mr. Azoff’s employment agreement. In March 2012, the Compensation Committee determined that, on a pro forma basis, the company had achieved 104% of its Adjusted Operating Income performance target, based on financial information supplied by management, and awarded Mr. Azoff a company annual performance bonus of $1,700,000, representing straight-line interpolation based on the formula set forth above. Mr. Azoff’s total cash bonus amount for 2011, including the guaranteed Front Line bonus, was $3,700,000.

Nathan Hubbard.  Mr. Hubbard entered into an amendment to his employment agreement in October 2011, which amendment was made effective as of January 1, 2011. Mr. Hubbard received a $2,000,000 retention bonus upon his execution of the amendment. The company will recoup this retention bonus during the course of Mr. Hubbard’s employment through offsets against any future bonus payments otherwise to be paid to him. Under the terms of his employment agreement as it existed prior to the amendment, Mr. Hubbard was eligible to receive a performance bonus of up to 100% of his then-current base salary based on the achievement of performance targets to be set and determined annually by the company. Pursuant to the amendment, Mr. Hubbard is now eligible to receive a performance bonus of up to 125% of his then-current base salary based on the achievement of performance targets to be set and determined annually by the company. Mr. Hubbard’s cash bonus eligibility for 2011 was based 50% on the achievement of North American Ticketing Adjusted Operating Income, 25% on the achievement of company Adjusted Operating Income and 25% on the achievement of North American eCommerce Adjusted Operating Income. In March 2011, the Compensation Committee set a target bonus of $630,000 for Mr. Hubbard, based on the terms of his employment agreement as it existed prior to the amendment. Upon execution of the amendment, this target bonus was revised to $937,500 (representing 125% of his new annual base salary of $750,000 under the amendment), with (i) $468,750 of such amount based on the achievement of $193.0 million of North American Ticketing Adjusted Operating Income for the year, (ii) $234,375 of such amount based on the achievement of $420.0 million of company Adjusted Operating Income for the year and (iii) $234,375 of such amount based on the achievement of $28.0 million of North American eCommerce Adjusted Operating Income for the year.

In March 2012, the Compensation Committee determined that, on a pro forma basis, (i) North American Ticketing had achieved 113% of its Adjusted Operating Income performance target, (ii) the company had achieved 104% of its Adjusted Operating Income performance target and (iii) North American eCommerce had achieved 119% of its Adjusted Operating Income performance target, in each case based on information supplied by management. As a result, the Compensation Committee awarded Mr. Hubbard an aggregate cash performance bonus of $937,500 for 2011, representing 100% of his targeted cash bonus for each of his three targets, the entirety of which was not paid to Mr. Hubbard, but rather was offset against his retention bonus, as explained above.

Alan Ridgeway.  Under the terms of his employment agreement, Mr. Ridgeway is eligible to receive an annual cash performance bonus with a target equal to 100% of his base salary based on the achievement of performance targets established by the Compensation Committee. Mr. Ridgeway’s cash bonus eligibility for 2011 was based 37.5% on the achievement of International Concerts Adjusted Operating Income, 37.5% on the achievement of International Ticketing Adjusted Operating Income and 25% on the achievement of company Adjusted Operating Income. In March 2011, the Compensation Committee set a target bonus of $708,914 for Mr. Ridgeway (representing 100% of his annual salary of £455,000 based on the then-current exchange rate, with the exact amount to be paid in British Pounds Sterling, based on his actual compensation in such currency), with (i) $265,843 of such amount based on the achievement of $47.0 million of International Concerts Adjusted Operating Income for the year, (ii) $265,843 of such amount based on the achievement of $51.0 million of International Ticketing Adjusted Operating Income for the year and (iii) $177,228 of such amount based on the achievement of $420.0 million of company Adjusted Operating Income for the year. In March 2012, the Compensation Committee determined that, on a pro forma basis, (i) International Concerts had achieved 35% of its Adjusted Operating Income performance target, (ii) International Ticketing had achieved 126% of its Adjusted Operating Income performance target and (iii) the company had achieved 104% of its Adjusted Operating Income performance target, in each case based on financial information supplied by management. As a result, the Compensation Committee awarded Mr. Ridgeway an aggregate cash performance bonus of $356,265, representing none of his targeted cash bonus for the International Concerts target, 100% of his targeted cash bonus for the International Ticketing target and 50% of his targeted cash bonus for the company target (which amount represents a 50% discretionary reduction by the Compensation Committee based on the results for International Concerts).

Michael Rowles.  Under the terms of his employment agreement, Mr. Rowles is eligible to receive an annual cash performance bonus with a target equal to 100% of his base salary based on the achievement of performance targets established by the Compensation Committee (with a range to be established for achievement above or below such targets, although no such range was utilized for 2011). Mr. Rowles’ cash bonus eligibility for 2011 was based 75% on the achievement of company Adjusted Operating Income and 25% on the achievement of the corporate legal department budget. In March 2011, the Compensation Committee set a target bonus of $577,500 for Mr. Rowles, with (i) $433,125 of such amount based on the achievement of $420.0 million of company Adjusted Operating Income for the year and (ii) $144,375 of such amount based on the achievement of a corporate legal department budget at or below $4.0 million in expense for the year. In March 2012, the Compensation Committee determined that (i) the company had achieved 104% of its Adjusted Operating Income performance target on a pro forma basis and (ii) the corporate legal department budget for the year as adjusted for legal settlements was below $4.0 million in expense, based in each case on financial information supplied by management. As a result, the Compensation Committee awarded Mr. Rowles an aggregate cash performance bonus of $577,500 for 2011, representing 100% of his targeted cash bonus for both of his targets.

In 2011 Mr. Rowles had voluntarily waived a contractual salary increase of $28,875. In March 2012, in recognition of the company’s strong performance in 2011 and Mr. Rowles’ significant contributions to such performance, the Compensation Committee adjusted Mr. Rowles’ 2011 bonus eligibility to account for this previously waived salary, and Mr. Rowles was paid his bonus at the 100% target level as adjusted to include this additional salary. That $28,875 was in addition to his performance bonus set forth above and constitutes a discretionary bonus to Mr. Rowles for 2011.

Kathy Willard.  Under the terms of her employment agreement, Ms. Willard is eligible to receive an annual cash performance bonus with a target equal to 100% of her base salary based on the achievement of performance targets established by the Compensation Committee (with a range to be established for achievement above or below such target, although no such range was utilized for 2011). Ms. Willard’s cash bonus eligibility for 2011 was based 75% on the achievement of company Adjusted Operating Income and 25% on the achievement of company Free Cash Flow. In March 2011, the Compensation Committee set a target bonus of $630,000 for Ms. Willard, with (i) $472,500 of such amount based on the achievement of $420.0 million of company Adjusted Operating Income for the year and (ii) $157,500 of such amount based on the achievement of company Free Cash Flow of $201.0 million for the year. In March 2012, the Compensation Committee determined that, on a pro forma basis, (i) the company had achieved 104% of its Adjusted Operating Income performance target and (ii) the company had achieved 101% of its Free Cash Flow performance target, in each case based on financial information supplied by management. As a result, the Compensation Committee awarded Ms. Willard an aggregate cash performance bonus of $630,000 for 2011, representing 100% of her targeted cash bonus for both of her targets.

In 2011 Ms. Willard had voluntarily waived a contractual salary increase of $31,500. In March 2012, in recognition of the company’s strong performance in 2011 and Ms. Willard’s significant contributions to such performance, the Compensation Committee adjusted Ms. Willard’s 2011 bonus eligibility to account for this previously waived salary, and Ms. Willard was paid her bonus at the 100% target level as adjusted to include this additional salary. That $31,500 was in addition to her performance bonus set forth above and constitutes a discretionary bonus to Ms. Willard for 2011.

For further discussion of the named executive officers’ cash performance bonuses, see “— 2011 Summary Compensation Table” and “— Grants of Plan-Based Awards Table.”

Long-Term Equity Incentive Awards

From time to time, we grant long-term equity incentive awards to the named executive officers in an effort to reward long-term performance, to promote retention, to allow them to participate in our long-term growth and profitability and to align their interests with those of our stockholders, each in keeping with our compensation philosophy. All long-term equity awards to named executive officers during 2011 were granted under the Live Nation or Ticketmaster stock incentive plans and approved by the Compensation Committee.

The Compensation Committee administers the stock incentive plans, including selecting award recipients, setting the exercise price, if any, of awards, fixing all other terms and conditions of awards and interpreting the provisions of the stock incentive plans. The following equity awards, among others, may be granted under the stock incentive plans:

•	stock options;
•	restricted stock;
•	restricted stock units;
•	deferred stock;
•	stock appreciation rights; and
•	performance-based cash and equity awards.

Each of our named executive officers received long-term equity awards during 2011, as follows:

Michael Rapino.  On March 31, 2011, Mr. Rapino was granted 150,000 shares of restricted common stock. The award was made pursuant to Mr. Rapino’s employment agreement and was comprised of two separate grants:

•	100,000 restricted shares, which were to vest as follows: (i) if the company achieved $420.0 million or more of Adjusted Operating Income in 2011, then 50,000 of such shares were to have vested on March 31, 2012 and the remaining 50,000 of such shares were to vest on March 31, 2013, (ii) if the company achieved less than $378.0 million in Adjusted Operating Income in 2011, then all 100,000 of such shares were to have been forfeited and (iii) if the company achieved at least $378.0 million but less than $420.0 million in Adjusted Operating Income in 2011, then a percentage of such shares were to have vested in accordance with a straight-line scale, with half vesting on March 31, 2012 and the other half vesting on March 31, 2013 (with any remaining portion of the 100,000 shares forfeited).

In March 2012, the Compensation Committee determined that, on a pro forma basis, 104% of the company Adjusted Operating Income target had been achieved, based on financial information provided by management. As a result, 50,000 of these shares vested on March 31, 2012 and the remaining 50,000 shares will vest on March 31, 2013, subject to Mr. Rapino’s continued employment with the company.

•	50,000 restricted shares, which were to vest as follows: (i) if four key milestones established by the Compensation Committee with respect to Ticketmaster’s technology re-platforming project were all achieved in their entirety by December 31, 2011, then 25,000 of such shares were to have vested on March 31, 2012 and the remaining 25,000 of such shares were to vest on March 31, 2013, and (ii) if any of the four milestones had not been achieved in their entirety by December 31, 2011, then all 50,000 of such shares were to have been forfeited.

In March 2012, the Compensation Committee determined that the four key milestones had all been achieved by December 31, 2011, based on information provided both by management and by an independent consulting firm engaged by the Audit Committee in connection with its oversight over the re-platforming project. As a result, 25,000 of these shares vested on March 31, 2012 and the remaining 25,000 shares will vest on March 31, 2013, subject to Mr. Rapino’s continued employment with the company.

On July 15, 2011, as part of a broader set of grants made to certain of our executive officers and other key employees, Mr. Rapino was granted 452,600 stock options with an exercise price of $11.44 per share, representing the closing price on the date of grant, and 124,700 shares of restricted common stock. The stock options and shares of restricted stock vest in equal annual installments over four years from the date of grant, subject to Mr. Rapino’s continued employment with the company and, in the case of the restricted stock, subject to the satisfaction of performance criteria whereby no shares will vest until such time as the closing trading price of the company’s common stock has exceeded $14.00 per share for 20 consecutive trading days, with all shares to be forfeited if such performance criteria is not met by the fourth anniversary of the date of grant.

Irving Azoff.  On July 15, 2011, as part of a broader set of grants made to certain of our executive officers and other key employees, Mr. Azoff was granted 452,600 stock options with an exercise price of $11.44 per share, representing the closing price on the date of grant, and 124,700 shares of restricted common stock. The stock options and shares of restricted stock vest in equal annual installments over four years from the date of grant, subject to Mr. Azoff’s continued employment with the company and, in the case of the restricted stock, subject to the satisfaction of performance criteria whereby no shares will vest until such time as the closing trading price of the company’s common stock has exceeded $14.00 per share for 20 consecutive trading days, with all shares to be forfeited if such performance criteria is not met by the fourth anniversary of the date of grant.

Nathan Hubbard.  On July 15, 2011, as part of a broader set of grants made to certain of our executive officers and other key employees, Mr. Hubbard was granted 122,200 stock options with an exercise price of $11.44 per share, representing the closing price on the date of grant, and 33,700 shares of restricted common stock. The stock options and shares of restricted stock vest in equal annual installments over four years from the date of grant, subject to Mr. Hubbard’s continued employment with the company.

On September 26, 2011, in connection with the anticipated amendment of Mr. Hubbard’s employment agreement, Mr. Hubbard was granted 40,000 shares of restricted common stock, which were to vest as follows: (i) if four key milestones established by the Compensation Committee with respect to Ticketmaster’s technology re-platforming were all achieved in their entirety by December 31, 2011, then the restrictions on all of such shares were to have lapsed on March 31, 2012, and (ii) if any of the four milestones had not been achieved in their entirety by December 31, 2011, then all such restricted shares were to have been forfeited. In March 2012, the Compensation Committee determined that the four key milestones had all been achieved by December 31, 2011, based on information provided both by management and by an independent consulting firm engaged by the Audit Committee in connection with its oversight over the re-platforming project. As a result, all 40,000 of these shares vested on March 31, 2012.

Alan Ridgeway.  On July 15, 2011, as part of a broader set of grants made to certain of our executive officers and other key employees, Mr. Ridgeway was granted 119,300 stock options with an exercise price of $11.44 per share, representing the closing price on the date of grant, and 32,900 shares of restricted common stock. The stock options and shares of restricted stock vest in equal annual installments over four years from the date of grant, subject to Mr. Ridgeway’s continued employment with the company.

Michael Rowles.  On July 15, 2011, as part of a broader set of grants made to certain of our executive officers and other key employees, Mr. Rowles was granted 37,300 stock options with an exercise price of $11.44 per share, representing the closing price on the date of grant, and 10,300 shares of restricted common stock. The stock options and shares of restricted stock vest in equal annual installments over four years from the date of grant, subject to Mr. Rowles’ continued employment with the company.

Kathy Willard.  On July 15, 2011, as part of a broader set of grants made to certain of our executive officers and other key employees, Ms. Willard was granted 81,500 stock options with an exercise price of $11.44 per share, representing the closing price on the date of grant, and 22,400 shares of restricted common stock. The stock options and shares of restricted stock vest in equal annual installments over four years from the date of grant, subject to Ms. Willard’s continued employment with the company.

Timing of Equity Grants

The Compensation Committee currently does not utilize formal guidelines regarding the timing of equity award grants. However, in the event that material non-public information becomes known to the Compensation Committee prior to granting an equity award, the Compensation Committee will take the existence of such information into consideration and make an assessment in its business judgment whether to delay the grant of any proposed equity award in order to avoid any impropriety.

Employee Benefits and Other Perquisites

The named executive officers are eligible to participate in our Group Benefits Plan, which is generally available to all full-time employees and which includes medical, vision, dental, company-paid life and accidental death or dismemberment, supplemental life and accidental death or dismemberment and short- and long-term disability insurance, flexible spending accounts (health and dependent care), a health savings account and an employee assistance program. Additionally, our employees are entitled to paid vacation, sick leave and other paid holidays. We believe that our commitment to provide the above benefits recognizes that the health and well-being of our employees contribute directly to a productive and successful work life that enhances results for us and our stockholders.

In addition to the employee benefits discussed above, the named executive officers receive certain perquisites and personal benefits, as appropriate to their particular circumstances, which are not generally available to all our employees. In 2011:

•	Mr. Rapino received an automobile allowance and a reimbursement for the tax expense associated with that allowance, both pursuant to the terms of his employment agreement.
•	Mr. Azoff received a contractually-owed tax gross-up payment related to the company’s purchase of his remaining interests in Front Line, a contractually-owed tax gross-up payment in respect of a dividend payment made to Mr. Azoff in respect of his ownership interests in Front Line, premiums for medical insurance outside of the company’s standard employee plans and a membership to the House of Blues Foundation Room.
•	Mr. Ridgeway received a company contribution of $73,002 under a United Kingdom retirement plan and tickets to a Live Nation event for certain family members.

Messrs. Hubbard and Rowles and Ms. Willard did not receive perquisites and personal benefits aggregating to more than $10,000 during 2011.

We are a live entertainment company, and from time to time our directors and certain employees, including the named executive officers, receive complimentary tickets to live events that are produced and/or promoted by us. Regular attendance at our events is integrally and directly related to the performance of the named executive officers’ duties, and we therefore do not consider their receipt of these tickets, or reimbursement for associated travel or other related expenses, to constitute a perquisite. To the extent the named executive officers are accompanied to such events by family or friends, however, the incremental costs to us associated with those guests’ attendance are deemed to be perquisites. Executives, their families and invited guests occasionally fly on private airplane flights paid for by the company as additional passengers on business flights for such executives. In those cases, the aggregate incremental cost to the company is a de minimis amount.

For further discussion of the above perquisites, see “— 2011 Summary Compensation Table.”

Nonqualified Deferred Compensation Plan

We previously maintained a nonqualified deferred compensation plan under which our directors, named executive officers and other employees earning above a certain threshold salary were able to defer a portion of their annual compensation. This plan was terminated in December 2010. See “— 2011 Nonqualified Deferred Compensation” below.

401(k) Savings Plan

We maintain a 401(k) Savings Plan for all U.S.-based employees, including named executive officers, as a source of retirement income. Generally, our full-time employees that are at least 21 years of age are eligible to participate in the plan immediately upon hire, and our part-time, seasonal and temporary employees that are at least 21 years of age are eligible to participate in the plan upon completing one year of service and a minimum of 1,000 hours of service. Following an employee’s first year of service, we currently match 50% of the employee’s first 5% of pay contributed to the plan, which contributions vest 50% after the employee’s second full year of service and 100% after the third full year of service, after which all matching contributions are fully vested at the time they are made. Fidelity Investments is the independent plan trustee. As of December 31, 2011, participants had the ability to direct contributions into specified mutual funds within the Fidelity family of funds, as well as other outside investment vehicles. Currently, our common stock is not an investment option under the plan. We believe that offering our named executive officers this additional vehicle for saving and generating earnings on their savings in a tax-deferred manner provides a valuable benefit that helps us to retain top talent.

For further discussion of the named executive officers’ participation in the 401(k) Savings Plan, see “— 2011 Summary Compensation Table.”

Tax and Accounting Considerations

Tax Considerations

Section 162(m) of the Internal Revenue Code, as amended, places a limit of $1 million on the amount of compensation we may deduct for federal income tax purposes in any one year with respect to our Chief Executive Officer and the next three most highly compensated officers, other than our Chief Financial Officer, which are referred to as the Covered Persons. However, performance-based compensation that meets certain requirements may be excluded from this $1 million limitation.

In reviewing the effectiveness of our executive compensation program and determining whether to structure our compensation to avoid the imposition of this $1 million deduction limitation, the Compensation Committee considers the anticipated tax treatment to us and to the Covered Persons of various payments and benefits. However, the deductibility of certain compensation payments may depend, in part, upon the timing of vesting (or other tax events) arising in connection with certain other awards, as well as certain factors that may be beyond the Compensation Committee’s control. While the tax impact of any compensation arrangement is one factor to be considered in determining appropriate compensation, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. For these and other reasons, including preservation of flexibility in compensating the named executive officers in a manner designed to promote varying corporate goals, the Compensation Committee did not, during 2011, limit executive compensation to that which is deductible under Section 162(m) of the Internal Revenue Code and has not adopted a policy requiring all compensation to be structured in this manner.

The Compensation Committee does consider various alternatives designed to preserve the deductibility of compensation and benefits to the extent reasonably practicable and to the extent consistent with our other compensation objectives, including the objective of retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. As appropriate or advisable, the Compensation Committee establishes specific annual performance criteria under our Amended and Restated 2006 Annual Incentive Plan and/or our stock incentive plans in an effort to ensure deductibility of certain of our named executive officers’ incentive compensation. The Compensation Committee may, however, continue to award compensation which may not be fully deductible if it determines that such compensation is consistent with our philosophy and is in our and our stockholders’ best interests.

The Compensation Committee also endeavors to structure executive officers’ compensation in a manner that is either compliant with, or exempt from the application of, Internal Revenue Code Section 409A, which provisions may impose significant additional taxes on non-conforming, nonqualified deferred compensation (including certain equity awards, severance, incentive compensation, traditional deferred compensation and other payments). Again, the tax impact of any compensation arrangement is one factor to be considered in determining appropriate compensation, and such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives.

Accounting Considerations

The Compensation Committee, when advised by management, also considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives, but will consider any changes in light of our overall compensation philosophy.

2011 Summary Compensation Table

The following table sets forth summary information concerning the compensation for each of our named executive officers for all services rendered in all capacities to us during the fiscal years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael Rapino, President, Chief Executive Officer and Director	2011	2,001,852	—	2,673,427	2,431,848	4,800,000	37,219	11,944,346
	2010	1,973,585	3,000,000	5,366,935	1,653,217	3,780,000	87,415	15,861,152	(5)
	2009	1,501,140	—	412,500	2,086,221	2,625,000	51,362	6,676,223
Irving Azoff, Executive Chairman and Chairman of the Board(6)	2011	2,000,000	2,000,000	1,173,427	2,431,848	1,700,000	25,269,889	34,575,164	(7)
	2010	1,863,014	5,000,000	462,035	1,653,217	—	13,821,223	22,799,489	(8)
Nathan Hubbard, Chief Executive Officer – Ticketmaster(9)	2011	751,112	2,000,000	722,728	656,588	—	—	4,130,428
	2010	625,957	—	3,815,985	611,856	637,875	—	5,691,673	(10)
Alan Ridgeway, President – International and Emerging Markets(11)	2011	730,025	—	376,376	641,006	356,265	73,302	2,176,974
	2010	608,887	138,158	2,593,774	586,066	53,316	64,306	4,044,507	(10)
	2009	579,165	—	—	—	—	57,187	636,352
Michael Rowles, General Counsel and Secretary(12)	2011	579,353	28,875	117,832	200,415	577,500	—	1,503,975
	2010	578,474	500,000	3,801,727	560,772	513,975	—	5,954,948	(10)
	2009	517,475	—	—	—	550,000	—	1,067,475
Kathy Willard, Chief Financial Officer(12)	2011	631,853	31,500	256,256	437,905	630,000	—	1,987,514
	2010	631,067	1,000,000	3,815,985	611,856	560,700	—	6,619,608	(10)
	2009	533,330	—	—	—	600,000	—	1,133,330

(1)	The amounts reflected in the table represent the actual amounts paid to the named executive officers in the applicable year and are not annualized.
(2)	The amounts listed are equal to the aggregate grant date fair value computed in accordance with ASC 718. Additional information related to the calculation of the compensation cost is set forth in Note 12 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011. All of these awards were granted under either the Live Nation or Ticketmaster stock incentive plan.
(3)	The amounts set forth in this column for 2011 reflect a cash performance bonus that was paid in 2012 but was earned based upon obtaining 2011 financial performance goals. For further discussion of these bonus payments, see the Compensation Discussion and Analysis section of this proxy statement.
(4)	The amounts for 2011 represent (i) for Mr. Rapino, an automobile allowance of $24,508 and a tax gross-up payment of $12,711 relating to such automobile allowance, (ii) for Mr. Azoff, premiums for medical insurance outside of the company’s standard employee plans of $121,318, a membership to the House of Blues Foundation Room and the amounts explained in Note 7 below, and (iii) for Mr. Ridgeway, a company contribution of $73,002 under a United Kingdom retirement plan and tickets to a Live Nation event for certain family members. Messrs. Hubbard and Rowles and Ms. Willard did not receive perquisites and personal benefits aggregating more than $10,000 during 2011. Executives, their families, and invited guests occasionally fly on private airplane flights paid for by the company as additional passengers on business flights for such executives. In those cases, the aggregate incremental cost to the company is a de minimis amount, and as a result, no amount is reflected in the table.

(5)	A significant portion ($6,363,500) of Mr. Rapino’s reported total compensation for 2010 relates to the Ticketmaster merger, consisting of a $3,000,000 cash bonus and 350,000 shares of restricted stock with a grant date fair value of $3,363,500 (reported in the Stock Awards column), which shares vest equally over the first four anniversaries of the merger subject to the satisfaction of post-merger performance conditions. Excluding the foregoing amounts, Mr. Rapino’s total compensation for 2010, including both cash and equity compensation, was $9,497,652.
(6)	Mr. Azoff joined the company on January 25, 2010 upon the closing of the Ticketmaster merger.
(7)	A significant portion ($25,147,633) of Mr. Azoff’s reported total compensation for 2011 relates to Mr. Azoff’s ownership interest in Front Line, a company that he founded and had a significant ownership interest in prior to the company’s purchase of this interest in February 2011 ((i) payments of principal and interest totaling $10,019,628 on the Azoff Trust Note, which note was issued in exchange for preferred stock of Ticketmaster that had been paid to Mr. Azoff as partial consideration for the purchase of a portion of his equity interest in Front Line by Ticketmaster in October 2008, (ii) $1,945,527 in dividend payments on his Front Line restricted common stock (which dividends were paid pro rata to all the stockholders of Front Line, including the company), (iii) tax gross-up payments of $667,362 relating to such Front Line dividend payments and (iv) a tax gross-up payment of cash and newly-issued shares of Live Nation common stock totaling $12,515,116 related to the purchase of all his Front Line common stock and in-the-money options to purchase Front Line common stock). Excluding the foregoing amounts, Mr. Azoff’s total compensation for 2011, including both cash and equity compensation, was $9,427,531.
(8)	A significant portion ($15,670,357) of Mr. Azoff’s reported total compensation for 2010 relates to the Ticketmaster merger (a $2,000,000 cash bonus) and Mr. Azoff’s ownership interest in Front Line, a company that he founded and had a significant ownership interest in prior to the company’s purchase of this interest in February 2011 ((i) payments of principal and interest totaling $10,019,628 on the Azoff Trust Note, which note was issued in exchange for preferred stock of Ticketmaster that had been paid to Mr. Azoff as partial consideration for the purchase of a portion of his equity interest in Front Line by Ticketmaster in October 2008, (ii) a $3,000,000 dividend payment on his Front Line common stock (which dividend was paid pro rata to all the stockholders of Front Line, including the company), and (iii) a tax gross-up payment of $650,729 relating to such Front Line dividend payment). Excluding the foregoing amounts, Mr. Azoff’s total compensation for 2010, including both cash and equity compensation, was $7,129,132.
(9)	Mr. Hubbard did not serve as an executive officer during 2009. Mr. Hubbard’s bonus for 2011 represents a $2,000,000 cash retention bonus paid in October 2011 in connection with the amendment of his employment agreement. The cash retention bonus is offset against any subsequent performance bonuses earned by Mr. Hubbard. For 2011, Mr. Hubbard was awarded a cash performance bonus of $937,500 which was offset in its entirety against this cash retention bonus. Future performance bonuses totaling up to $1,062,500 may be subject to offset against Mr. Hubbard’s 2011 cash retention bonus. For further discussion of this retention bonus see “Named Executive Officer Employment Agreements” immediately following this Compensation Discussion and Analysis.
(10)	Amounts shown for Messrs. Hubbard and Rowles and Ms. Willard include a grant in 2010 of 300,000 shares of restricted stock with a grant date fair value of $3,645,000 and the amount shown for Mr. Ridgeway includes a grant in 2010 of 200,000 shares of restricted stock with a grant date fair value of $2,430,000. These grants were intended to be made in 2009, but were subject to receipt of stockholder approval to increase the number of shares available under the company’s stock incentive plan, which approval was obtained in January 2010. Excluding the foregoing amounts, total compensation for these individuals for 2010, including both cash and equity compensation, was as follows: Mr. Hubbard — $2,046,673; Mr. Ridgeway — $1,614,507; Mr. Rowles — $2,309,948; Ms. Willard — $2,974,608.
(11)	Mr. Ridgeway received a cash retention bonus in 2006 that is offset against any subsequent performance bonuses earned by Mr. Ridgeway. For 2009 and 2010 Mr. Ridgeway was awarded performance bonuses of $399,238 and $394,736, respectively. The full amount of the 2009 performance bonus and $203,262 of the 2010 performance bonus was offset against this cash retention bonus. Mr. Ridgeway’s bonus for 2010 represents 35% of his total performance bonus awarded. Mr. Ridgeway’s employment agreement was amended in February 2011 to increase Mr. Ridgeway’s annual bonus to 100% of his base salary effective as of the beginning of calendar year 2010. Because the execution of the employment agreement amendment was delayed by the company, the Compensation Committee approved Mr. Ridgeway’s bonus calculation using the amended terms. For further discussion of this retention bonus and Mr. Ridgeway’s employment agreement amendment, see “Named Executive Officer Employment Agreements”

immediately following this Compensation Discussion and Analysis. Mr. Ridgeway is paid in British Pounds Sterling, but all amounts have been converted to U.S. Dollars using an average exchange rate for the year.
(12)	In 2011, Mr. Rowles and Ms. Willard had voluntarily waived contractual salary increases of $28,875 and $31,500, respectively. In March 2012, in recognition of the company’s strong performance in 2011 and Mr. Rowles’ and Ms. Willard’s significant contributions to such performance, the Compensation Committee adjusted Mr. Rowles’ and Ms. Willard’s 2011 bonus eligibility to account for this previously waived salary, and Mr. Rowles and Ms. Willard were each paid their bonuses at the 100% target level as adjusted to include this additional salary. The amounts of those additional payments to Mr. Rowles ($28,875) and Ms. Willard ($31,500) have been reported in the bonus column of the table for 2011.

2011 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2011 to the named executive officers.

	Grant Date	Measurement Date	Estimated Future Payouts Under Non-equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards(1)					All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name			Threshold ($)	Target ($)		Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Michael Rapino	3/31/11	—	—	—		—	90,000	(3)	100,000	(3)	—	—	1,000,000
	3/31/11	—	—	—		—	—		50,000	(3)	—	—	500,000
	3/31/11	—	$2,000,000	$4,000,000		$6,000,000	—		—		—	—	—
	7/15/11	—	—	—		—	—		124,700	(4)	—	—	1,173,427
	7/15/11	—	—	—		—	—		—		—	452,600	2,431,848
Irving Azoff	3/31/11	—	$1,000,000	$1,500,000		$2,000,000	—		—		—	—	—
	7/15/11	—	—	—		—	—		124,700	(4)	—	—	1,173,427
	7/15/11	—	—	—		—	—		—		—	452,600	2,431,848
Nathan Hubbard	3/31/11	—	—	$937,500		—	—		—		—	—	—
	7/15/11	—	—	—		—	—		—		—	155,900	1,042,116
	9/26/11	—	—	—		—	—		40,000	(5)	—	—	337,200
Alan Ridgeway	3/31/11	—	—	$708,914	(6)	—	—		—		—	—	—
	7/15/11	—	—	—		—	—		—		—	152,200	1,017,382
Michael Rowles	3/31/11	—	—	$577,500		—	—		—		—	—	—
	7/15/11	—	—	—		—	—		—		—	47,600	318,247
Kathy Willard	3/31/11	—	—	$630,000		—	—		—		—	—	—
	7/15/11	—	—	—		—	—		—		—	103,900	694,161

(1)	The amounts reflect the number of stock options or shares of restricted stock granted under our stock incentive plans.
(2)	The dollar values of stock option and restricted stock awards disclosed in this column are equal to the aggregate grant date fair value computed in accordance with ASC 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 12 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011.
(3)	Mr. Rapino’s 100,000-share and 50,000-share restricted stock awards each vested 50% on March 31, 2012, in connection with our achievement of the financial and operational performance targets, respectively, established by the Compensation Committee, and the remaining 50% of each such awards will vest on March 31, 2013, subject to Mr. Rapino’s continued employment with the company.
(4)	Messrs. Rapino’s and Azoff’s 124,700-share restricted stock award will vest in equal installments on each of the first four anniversaries of the grants, subject to achieving and maintaining a closing trading price of our common stock above $14.00 per share for 20 consecutive trading days. If the performance condition is not satisfied during the four years following the grant date, the awards will be forfeited in their entirety.
(5)	Mr. Hubbard’s 40,000-share restricted stock award vested in full on March 31, 2012, in connection with our achievement of the operational performance targets established by the Compensation Committee.
(6)	The amount shown represents 100% of Mr. Ridgeway’s annual salary of £455,000 based on the then-current exchange rate, with the exact amount to be paid in British Pounds Sterling, based on his actual compensation in such currency.

2011 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards at December 31, 2011 granted to each of our named executive officers.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Name	Exercisable	Unexercisable
Michael Rapino	335,000	—	—	10.60	12/2012	—	—	—	—
	670,000	—	—	24.95	2/2017	—	—	—	—
	800,000	1,200,000	—	2.75	3/2019	—	—	—	—
	100,000	300,000	—	11.01	6/2020	—	—	—	—
	—	452,600	—	11.44	7/2021	—	—	—	—
	—	—	—	—	—	—	—	350,000	2,908,500
	—	—	—	—	—	—	—	44,500	369,795
	—	—	—	—	—	—	—	25,000	207,750
	—	—	—	—	—	31,474	261,549	—	—
	—	—	—	—	—	—	—	100,000	831,000
	—	—	—	—	—	—	—	50,000	415,500
	—	—	—	—	—	—	—	124,700	1,036,257
Irving Azoff	2,211,558	737,187	—	13.57	10/2018	—	—	—	—
	1,597,948	532,650	—	5.12	5/2019	—	—	—	—
	100,000	300,000	—	11.01	6/2020	—	—	—	—
	—	452,600	—	11.44	7/2021	—	—	—	—
	—	—	—	—	—	—	—	372,854	3,098,417
	—	—	—	—	—	159,796	1,327,905	—	—
	—	—	—	—	—	147,438	1,225,210	—	—
	—	—	—	—	—	31,474	261,549	—	—
	—	—	—	—	—	—		124,700	1,036,257
Nathan Hubbard	25,000	—	—	24.95	2/2017	—	—	—	—
	15,000	5,000	—	11.17	3/2018	—	—	—	—
	37,010	111,030	—	11.01	6/2020	—	—	—	—
	—	122,200	—	11.44	7/2021	—	—	—	—
	—	—	—	—	—	2,500	20,775	—	—
	—	—	—	—	—	225,000	1,869,750	—	—
	—	—	—	—	—	11,648	96,795	—	—
	—	—	—	—	—	33,700	280,047	—	—
	—	—	—	—	—	—	—	40,000	332,400
Alan Ridgeway	50,000	—	—	24.95	2/2017	—	—	—	—
	35,450	106,350	—	11.01	6/2020	—	—	—	—
	—	119,300	—	11.44	7/2021	—	—	—	—
	—	—	—	—	—	150,000	1,246,500	—	—
	—	—	—	—	—	11,157	92,715	—	—
	—	—	—	—	—	32,900	273,399	—	—
Michael Rowles	50,000	—	—	24.95	2/2017	—	—	—	—
	33,920	101,760	—	11.01	6/2020	—	—	—	—
	—	37,300	—	11.44	7/2021	—	—	—	—
	—	—	—	—	—	225,000	1,869,750	—	—
	—	—	—	—	—	10,677	88,726	—	—
	—	—	—	—	—	10,300	85,593	—	—
Kathy Willard	25,000	—	—	10.60	12/2012	—	—	—	—
	15,000	—	—	24.95	2/2017	—	—	—	—
	20,000	—	—	22.50	10/2017	—	—	—	—
	37,010	111,030	—	11.01	6/2020	—	—	—	—
	—	81,500	—	11.44	7/2021	—	—	—	—
	—	—	—	—	—	225,000	1,869,750	—	—
	—	—	—	—	—	11,648	96,795	—	—
	—	—	—	—	—	22,400	186,144	—	—

(1)	The following table provides information with respect to our named executive officers’ unvested stock options as of December 31, 2011.

Vesting Date	Michael Rapino	Irving Azoff	Nathan Hubbard	Alan Ridgeway	Michael Rowles	Kathy Willard
March 2012	400,000	—	5,000	—	—	—
June 2012	100,000	100,000	37,010	35,450	33,920	37,010
July 2012	113,150	113,150	30,550	29,825	9,325	20,375
October 2012	—	1,269,837	—	—	—	—
March 2013	400,000	—	—	—	—	—
June 2013	100,000	100,000	37,010	35,450	33,920	37,010
July 2013	113,150	113,150	30,550	29,825	9,325	20,375
March 2014	400,000	—	—	—	—	—
June 2014	100,000	100,000	37,010	35,450	33,920	37,010
July 2014	113,150	113,150	30,550	29,825	9,325	20,375
July 2015	113,150	113,150	30,550	29,825	9,325	20,375
Total	1,952,600	2,022,437	238,230	225,650	139,060	192,530
(2)	The following table provides information with respect to our named executive officers’ earned but unvested restricted stock awards as of December 31, 2011.

Vesting Date	Michael Rapino	Irving Azoff	Nathan Hubbard	Alan Ridgeway	Michael Rowles	Kathy Willard
January 2012	—	53,265	75,000	50,000	75,000	75,000
March 2012	—	—	2,500	—	—	—
May 2012	—	73,718	—	—	—	—
June 2012	10,491	10,491	3,883	3,719	3,559	3,883
July 2012	—	—	8,425	8,225	2,575	5,600
January 2013	—	53,265	75,000	50,000	75,000	75,000
May 2013	—	73,720	—	—	—	—
June 2013	10,491	10,491	3,882	3,719	3,559	3,882
July 2013	—	—	8,425	8,225	2,575	5,600
January 2014	—	53,266	75,000	50,000	75,000	75,000
June 2014	10,492	10,492	3,883	3,719	3,559	3,883
July 2014	—	—	8,425	8,225	2,575	5,600
July 2015	—	—	8,425	8,225	2,575	5,600
Total	31,474	338,708	272,848	194,057	245,977	259,048
(3)	Market value of restricted stock grants is determined by using the closing price of $8.31 per share for our common stock on December 30, 2011, the last business day of the 2011 fiscal year. The amounts indicated are not necessarily indicative of the amounts that may be realized by our named executive officers if and when these awards vest, due to potential fluctuations in the value of our common stock.

2011 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael Rapino(1)	—	—	79,991	809,772
Irving Azoff(2)	—	—	137,474	1,499,871
Irving Azoff(3)	—	649,601	1,405,392	36,484,433
Nathan Hubbard(4)	—	—	81,382	870,669
Alan Ridgeway(5)	—	—	53,718	575,675
Michael Rowles(6)	—	—	78,558	841,425
Kathy Willard(7)	—	—	78,882	844,969

(1)	Upon the vesting of Mr. Rapino’s restricted stock awards, 37,157 shares of our common stock with an aggregate value on vesting of $376,141 were withheld to satisfy tax withholding obligations.
(2)	Upon the vesting of Mr. Azoff’s restricted stock awards, 38,258 shares of our common stock with an aggregate value on vesting of $688,643 were withheld to satisfy tax withholding obligations.
(3)	Amounts shown are in respect of Front Line option awards and stock awards. In connection with the purchase of Mr. Azoff’s remaining interest in Front Line in February 2011, he received (i) $649,601 in cash as payment for the cancellation of his vested options to purchase Front Line common stock, (ii) 1,405,392 shares of company common stock (with a value of $14,726,260) as payment in exchange for 6,206.1747 restricted shares of Front Line common stock and (iii) $21,758,433 in cash as payment in exchange for 9,169.7853 restricted shares of Front Line common stock. While the foregoing amounts have been reported in this table in accordance with relevant guidance, they represent purchase price consideration paid to Mr. Azoff.
(4)	Upon the vesting of Mr. Hubbard’s restricted stock award, 29,828 shares of our common stock with an aggregate value on vesting of $319,100 were withheld to satisfy tax withholding obligations.
(5)	Upon the vesting of Mr. Ridgeway’s restricted stock award, 1,934 shares of our common stock with an aggregate value on vesting of $21,151 were withheld to satisfy tax withholding obligations.
(6)	Upon the vesting of Mr. Rowles’ restricted stock award, 28,793 shares of our common stock with an aggregate value on vesting of $308,382 were withheld to satisfy tax withholding obligations.
(7)	Upon the vesting of Ms. Willard’s restricted stock award, 28,911 shares of our common stock with an aggregate value on vesting of $309,681 were withheld to satisfy tax withholding obligations.

2011 Nonqualified Deferred Compensation

Name	Executive Aggregate Contributions in 2011 ($)(1)	Registrant Aggregate Contributions in 2011 ($)	Aggregate Earnings in 2011 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2011 ($)
Michael Rapino	—	—	—	—	—
Irving Azoff	—	—	—	—	—
Nathan Hubbard	—	—	—	—	—
Alan Ridgeway	—	—	—	—	—
Michael Rowles	—	—	—	—	—
Kathy Willard	—	—	—	(29,986)	—

(1)	Amounts disclosed in this table have not been reported in the Summary Compensation Table in any year.

Deferred Compensation Plan

Our named executive officers, directors and other designated management employees previously were able to defer a portion of their annual compensation, including, as applicable, salary, director fees, commissions and bonuses, into the Live Nation Nonqualified Deferred Compensation Plan. However, the Nonqualified Deferred Compensation Plan was frozen to additional participation beginning January 2010 and was terminated in December 2010. Cash distributions equal to each participant’s aggregate balance were made in January 2011.

2011 Potential Payments Upon Termination or Change in Control

Name	Benefit(1)		Termination w/o Cause ($)	Termination w/Good Reason ($)	Death ($)	Disability ($)(2)	Change in Control ($)
Michael Rapino	Severance	(3)	22,140,000	22,140,000	4,800,000	4,800,000	22,140,000
	Equity Awards	(3)(4)	12,702,351	12,702,351	12,702,351	—	12,702,351
	Medical Benefits	(3)	50,000	50,000	—	—	50,000
	Tax Gross-up	(5)	—	—	—	—	10,577,183
Total			34,892,351	34,892,351	17,502,351	4,800,000	45,469,534
Irving Azoff	Severance	(6)	13,748,712	13,748,712	5,700,000	5,720,000	—
	Equity Awards	(6)	4,252,268	4,252,268	—	—	7,350,685
	Azoff Note	(6)	17,061,259	17,061,259	17,061,259	17,061,259	—
	Restricted Stock	(6)	2,747,960	2,747,960	2,747,960	2,747,960	—
Total			37,810,199	37,810,199	25,509,219	25,529,219	7,350,685
Nathan Hubbard	Severance	(7)	3,000,000	—	—	—	—
	Equity Awards	(4)(7)	2,599,767	—	2,599,767	—	2,599,767
Total			5,599,767	—	2,599,767	—	2,599,767
Alan Ridgeway	Severance	(8)	1,460,050	1,816,315	—	—	—
	Equity Awards	(4)(8)	—	—	1,612,614	—	1,612,614
Total			1,460,050	1,816,315	1,612,614	—	1,612,614
Michael Rowles	Severance	(9)	1,732,500	1,732,500	577,500	577,500	1,732,500
	Equity Awards	(4)(9)	2,044,069	2,044,069	2,044,069	—	2,044,069
Total			3,776,569	3,776,569	2,621,569	577,500	3,776,569
Kathy Willard	Severance	(10)	1,890,000	1,890,000	630,000	630,000	—
	Equity Awards(4)(10)		2,152,689	2,152,689	2,152,689	—	2,152,689
Total			4,042,689	4,042,689	2,782,689	630,000	2,152,689

(1)	All benefits are calculated as if these events were to occur on December 30, 2011, the last business day of the 2011 fiscal year, as required under the applicable rules. Each named executive officer legally is entitled to receive his or her accrued and unpaid base salary (including accrued paid time-off) upon any termination, including a termination for “cause.” Consequently, this table reflects only the additional compensation the named executive officers would receive upon termination by virtue of company policy or such officer’s employment agreement. In certain circumstances (as explained in the footnotes below) a named executive officer would be entitled to a pro-rated cash performance bonus for the year of termination, which for purposes of this table would be for 2011. For presentation purposes, in those instances, the severance amounts shown include the full 2011 performance bonus that was actually received by such officer and which has already been included in the 2011 Summary Compensation Table, which performance bonus would not have actually been paid as shown in such table in that instance since, in this hypothetical presentation, the termination would have been as of the last business day of the year (i.e., there would be no duplicative payments of such amounts); the full bonus is shown since pro-ration would be negligible. Benefits reflected in the table are estimates; the actual benefit payable is determined upon termination. For definitions of “cause” and “good reason” applicable to the named executive officers, a description of the payment schedules applicable to the payments summarized in this table, and the applicability of restrictive covenants, see “Named Executive Officer Employment Agreements” below.
(2)	Upon disability, generally, each named executive officer’s stock options would continue to vest, and the restrictions on any restricted stock awards would continue to lapse, in accordance with their terms.

(3)	If Mr. Rapino’s employment is terminated by him for “good reason” or he is terminated by us without “cause,” provided he signs a general release of claims, he would receive (i) consideration of $22,140,000 (which represents the Rapino Company Severance ($17,340,000), as defined below under “Named Executive Officer Employment Agreements — Michael Rapino,” and his 2011 performance and exceptional performance bonuses ($4,800,000), (ii) the acceleration of all stock option and restricted stock awards and (iii) continuation of medical benefits for a period of three years not to exceed $16,667 per year. The severance amount listed for Mr. Rapino in the “Change in Control” column only becomes payable if Mr. Rapino experiences a qualifying termination in connection with a “change in control.” The gross-up payment amount assumes that Mr. Rapino is terminated and becomes entitled to severance in connection with the change in control.
(4)	In the event of either a “change in control” or the death of an officer, the officer’s outstanding unvested stock options and shares of restricted stock granted under the Live Nation stock incentive plan would immediately vest in their entirety pursuant to the terms of the applicable grant agreements. The values of accelerated stock options and restricted shares are based upon the closing sale price of our common stock on December 30, 2011 of $8.31 but exclude stock options where the exercise price exceeds the closing sale price of our common stock on December 30, 2011.
(5)	This amount represents the tax gross-up payment to which Mr. Rapino would have been entitled if he had experienced a qualifying termination on December 30, 2011 in connection with a change in control of the company.
(6)	If Mr. Azoff’s employment is terminated by him for “good reason” or he is terminated by us without “cause,” he would receive (i) consideration of $13,748,712 (which represents the sum of (a) the Front Line Salary and Bonus Continuation ($10,871,233), which amount would be paid out in regular installments through June 8, 2014, (b) the Front Line Severance ($48,712), (c) the Azoff Company Performance Bonus for 2011 ($1,700,000) and (c) the Company Severance ($1,128,767), a portion of which would be subject to his execution of a general release of claims and a portion of which will be subject to his compliance with certain non-competition, non-solicitation and confidentiality covenants), (ii) the acceleration of the Azoff Options, the Stock Growth RSUs, the Merger Milestone RSUs and the Additional RSUs, each as defined below (subject to his execution of a general release of claims), (iii) acceleration and payment of the remaining principal and interest on the Azoff Trust Note (this note was issued to Mr. Azoff in exchange for preferred stock of Ticketmaster that had been paid to him as partial consideration for the purchase of a portion of his equity interest in Front Line by Ticketmaster in October 2008), (iv) acceleration of 1,474,372 shares of restricted common stock held by Mr. Azoff (subject to a guaranteed minimum value of $15,000,000 for such shares) and (v) continued access to medical insurance through June 8, 2014 (with Mr. Azoff responsible for all applicable premiums). The amount shown in the table for Mr. Azoff’s restricted common stock represents the difference between the guaranteed minimum value of these shares ($15,000,000) less the fair market value of these shares as of December 30, 2011 ($12,252,040), as these shares were not granted to Mr. Azoff as compensation but rather were originally issued as purchase price for a portion of his equity interest in Front Line in October 2008. The terms “Front Line Salary and Bonus Continuation,” “Front Line Severance,” “Azoff Company Performance Bonus” and “Company Severance” are defined below under “Named Executive Officer Employment Agreements — Irving Azoff.”
(7)	If Mr. Hubbard’s employment is terminated by us without “cause,” provided he signs a general release of claims, (i) he would receive consideration of $3,000,000, (ii) all stock option and restricted stock awards would be accelerated and (iii) the obligation to repay the $1,062,500 unearned portion of his retention bonus would be forgiven. If Mr. Hubbard’s employment is terminated due to his death or disability, he would be entitled to $937,500, representing his performance bonus for 2011, which amount would have been offset against the unearned portion of his retention bonus. If Mr. Hubbard terminates his employment voluntarily or he is terminated by us for “cause,” he would be obligated to repay us for any unearned portion of his retention bonus, which as of December 30, 2011, would have resulted in reimbursement to the company of $1,062,500.
(8)	For presentation purposes, Mr. Ridgeway’s entitlements have been calculated pursuant to his current employment agreement, which did not take effect until January 1, 2012. If Mr. Ridgeway’s employment is terminated by him for “good reason” or by us without “cause,” provided he signs a general release of claims, he would receive consideration of (i) $1,460,050 (plus, in the case of “good reason,” $356,265, representing his performance bonus for 2011) and (ii) the acceleration of 20% of all stock option and restricted stock awards for each year elapsed from the date of their grant through such termination. Assuming such termination occurred on December 30, 2011, we would have accelerated no stock options or shares of restricted stock.
(9)	If Mr. Rowles’ employment is terminated by him for “good reason” or by us without “cause,” provided he signs a general release of claims, he would receive (i) consideration of $1,732,500 (representing $1,155,000 in salary payout and $577,500 for his 2011 performance bonus) and (ii) the acceleration of all stock option and restricted stock awards. If Mr. Rowles’ employment is terminated due to his death or disability, he would receive $577,500, representing his performance bonus for 2011. Upon a change in control, if Mr. Rowles is not offered continued employment as our General Counsel or as General Counsel of the surviving entity, then Mr. Rowles’ may terminate his employment for “good reason.” The severance amount listed for Mr. Rowles in the “Change in Control” column only becomes payable if Mr. Rowles experiences a qualifying termination in connection with a change in control.
(10)	If Ms. Willard’s employment is terminated by her for “good reason” or by us without “cause,” provided she signs a general release of claims, she would receive (i) consideration of $1,890,000 (representing $1,260,000 in salary payout and $630,000 for her 2011 performance bonus) and (ii) the acceleration of all stock option and restricted stock awards. If Ms. Willard’s employment is terminated due to her death or disability, she would receive $630,000, representing her performance bonus for 2011.

Change in Control Provisions

For a more detailed description of the “change in control” provisions applicable to our named executive officers under their employment agreements, see “Named Executive Officer Employment Agreements” below.

Named Executive Officer Employment Agreements

We have entered into employment agreements with each of the named executive officers. Among other things, these agreements provide for certain payments upon a change in control or termination of employment. The principal elements of these employment agreements are summarized below:

Michael Rapino

In October 2009, we entered into an employment agreement with Mr. Rapino that replaced and superseded his prior employment agreement and became effective upon completion of the Ticketmaster merger, under which Mr. Rapino serves as our President and Chief Executive Officer, and a member of our board of directors for as long as he remains an officer of the company. The term of the agreement ends on May 31, 2014. From January 1, 2010 through January 25, 2010 (the date of the completion of the Ticketmaster merger), Mr. Rapino received compensation and benefits in the tables above pursuant to his prior employment agreement, and thereafter pursuant to his current employment agreement.

Under the employment agreement, Mr. Rapino receives a base salary of $2,000,000 per year beginning on January 25, 2010, and is entitled to receive minimum increases in base salary of $100,000 per year on each anniversary of this date. In March 2012, the Compensation Committee increased Mr. Rapino’s base salary for 2012 to $2,200,000, which increase represents Mr. Rapino’s contractual raises for 2011 (which had been previously waived) and 2012.

Mr. Rapino is eligible to receive (a) an annual cash performance bonus with a target amount equal to 100% of his highest base salary paid during the calendar year in which the bonus was earned, (b) an annual cash exceptional performance bonus with a target amount equal to an additional 100% of his highest base salary paid during the calendar year in which the bonus was earned (each subject to increases or decreases based on actual performance, determined by reference to the achievement of performance targets established by the Compensation Committee) and (c) annual grants of 150,000 shares of restricted stock, vesting in equal installments on March 31st of the first two calendar years following the applicable date of grant, subject to the attainment of specified financial and individual performance criteria set by the Compensation Committee and Mr. Rapino’s continued employment with Live Nation.

Under the employment agreement, upon the occurrence of a “change in control” of Live Nation, all unvested equity awards then held by Mr. Rapino, including the Rapino Restricted Stock Grant and the Rapino Option Grant (each as defined in the agreement), will vest and become immediately exercisable (if applicable). In addition, in the event that an excise tax is imposed as a result of any payments made to Mr. Rapino in connection with a change in control of Live Nation, we will pay to or on behalf of Mr. Rapino an amount equal to such excise taxes plus any taxes resulting from such payment. Mr. Rapino is also entitled to receive an annual car allowance, grossed up for applicable taxes.

The employment agreement (i) will terminate upon Mr. Rapino’s death, (ii) may be terminated by us upon Mr. Rapino’s disability, (iii) may be terminated by us at any time (a) without “cause” (as defined below) or (b) for “cause,” subject to Mr. Rapino’s right in some cases to cure and provided that at least a majority of the board of directors first determines that “cause” exists and (iv) may be terminated by Mr. Rapino at any time (a) without “good reason” (as defined below) or (b) with “good reason,” subject in some cases to our right to cure.

If Mr. Rapino’s employment is terminated by us for “cause,” by Mr. Rapino without “good reason” or due to Mr. Rapino’s death or disability, he is entitled to receive:

•	accrued and unpaid base salary;
•	a pro-rated performance bonus, including any performance bonus that may have been earned for the prior year but not yet paid;
•	accrued and unused vacation pay; and
•	unreimbursed expenses.

If Mr. Rapino’s employment is terminated by us without “cause” or by Mr. Rapino for “good reason,” he is entitled to:

•	accrued and unpaid base salary;
•	a pro-rated performance bonus, including any performance bonus that may have been earned for the prior year but not yet paid;
•	accrued and unused vacation pay;
•	unreimbursed expenses; and

subject to Mr. Rapino signing a general release of claims,

•	a cash payment (the “Rapino Company Severance”) equal to (i) the sum of Mr. Rapino’s base salary, the performance bonus paid to Mr. Rapino for the year prior to the year in which the termination occurs and the exceptional performance bonus paid to Mr. Rapino for the year prior to the year in which the termination occurs, multiplied by (ii) the greater of the remainder of the employment term or three years;
•	up to $16,667 per year for up to three years of continued medical insurance coverage for Mr. Rapino and his dependents; and
•	immediate acceleration of the vesting of all unvested equity awards then held by Mr. Rapino.

For purposes of the employment agreement, “cause” means: (i) Mr. Rapino’s willful and continued failure to perform his material duties; (ii) the willful or intentional engaging by Mr. Rapino in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to us; (iii) Mr. Rapino’s conviction of, or a plea of nolo contendere to, a crime constituting (a) a felony under the laws of the United States or any state thereof or (b) a misdemeanor involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to us; (iv) Mr. Rapino’s committing or engaging in any act of fraud, embezzlement, theft or other act of dishonesty against us that causes material and demonstrable injury, monetarily or otherwise to us; or (v) Mr. Rapino’s breach of the restrictive covenants included in the employment agreement that causes material and demonstrable injury, monetarily or otherwise, to us.

For purposes of the employment agreement, “good reason” is defined as: (i) a reduction in Mr. Rapino’s base salary or annual incentive compensation opportunity, or the failure by us to grant the restricted shares required to be granted to Mr. Rapino under the employment agreement; (ii) a breach by us of a material provision of the employment agreement; (iii) failure to re-nominate Mr. Rapino to our board of directors; (iv) us requiring Mr. Rapino to report to anyone other than the board of directors; (v) a substantial diminution in Mr. Rapino’s duties or responsibilities or a change in his title; (vi) a transfer of Mr. Rapino’s primary workplace away from Los Angeles; or (vii) a change in control, except that Mr. Rapino may not invoke a “good reason” termination solely as a result of a change of control until 180 days after the change in control.

The employment agreement also contains non-disclosure, non-solicitation and indemnification provisions.

Irving Azoff

In October 2009, Ticketmaster Entertainment, Inc. entered into an employment agreement with Mr. Azoff (the “Azoff Live Nation Employment Agreement”), which agreement was assumed by Live Nation in January 2010 upon completion of the Ticketmaster merger, under which Mr. Azoff serves as our Executive Chairman and a member of our board of directors for as long as he remains an officer of the company (in February 2011, Mr. Azoff was also appointed Chairman of the Board). The term of the Azoff Live Nation Employment Agreement ends on June 8, 2014. Mr. Azoff is also party to an amended and restated employment agreement, dated as of October 21, 2009, with Front Line (the “Azoff Front Line Employment Agreement”), pursuant to which he serves as Chief Executive Officer of Front Line.

Mr. Azoff receives an annual base salary of $2,000,000 pursuant to the Azoff Front Line Employment Agreement; he does not receive any annual base salary under the Azoff Live Nation Employment Agreement.

Under the Azoff Live Nation Employment Agreement, Mr. Azoff is eligible to receive a company annual performance bonus (the “Azoff Company Performance Bonus”) based on performance targets established by the Compensation Committee, as follows: $1,000,000 if 90% of the applicable target is met, $2,000,000 if 110% of the applicable target is met and an amount between $1,000,000 and $2,000,000 determined by straight-line interpolation for performance between 90% and 110% of the applicable target. Under the Azoff Front Line Employment Agreement, Mr. Azoff is entitled to an annual bonus of $2,000,000 (the “Front Line Bonus”), which amount is in addition to his bonus opportunity under his agreement with Live Nation.

Under the Azoff Live Nation Employment Agreement, upon the occurrence of a “change in control” of Live Nation, the unvested portions of the following equity awards held by Mr. Azoff will vest and become immediately exercisable: (i) an option to purchase 2,130,598 shares of company common stock with a per share exercise price of $5.12 (the “Azoff Options”), (ii) 294,875 company restricted stock units (the “Additional RSUs”), (iii) 372,854 company restricted stock units (the “Stock Growth RSUs”) and (iv) 213,060 company restricted stock units (the “Merger Milestone RSUs”). These awards were originally granted by Ticketmaster to Mr. Azoff in 2009 and were converted into corresponding Live Nation equity awards in the Ticketmaster merger.

Pursuant to the Azoff Live Nation Employment Agreement, immediately prior to the completion of the Ticketmaster merger, 1,750,000 shares of restricted series A convertible preferred stock of Ticketmaster held by the Azoff Family Trust were converted into a promissory note (the “Azoff Trust Note”) that, after an initial payment of approximately $1.7 million on February 1, 2010, had an outstanding principal amount of approximately $34.7 million, which vests and is paid to Mr. Azoff in equal monthly installments of approximately $835,000 on the first day of each month beginning on March 1, 2010 through and until October 1, 2013.

The Azoff Family Trust holds 1,474,372 shares of restricted company common stock (the “Azoff Restricted Stock”) that were converted from 1,000,000 shares of restricted Ticketmaster common stock in the Ticketmaster merger. The Azoff Live Nation Employment Agreement provides that on the earlier to occur of October 29, 2013 and the second anniversary of Mr. Azoff’s termination of employment (the earlier of such dates, the “Measurement Date”), Mr. Azoff may be entitled to a payment from the company in cash and/or shares of company common stock equal to the positive difference, if any, obtained by subtracting (i) the market value on the Measurement Date of the Azoff Restricted Stock from (ii) $15,000,000, as adjusted. In addition, Mr. Azoff may be entitled to an additional payment in cash and/or shares of company common stock to the extent that Mr. Azoff sells any of the shares of company common stock referred to in the immediately preceding sentence for a price less than the closing price of company common stock on the Measurement Date.

Each of the Azoff Live Nation Employment Agreement and the Azoff Front Line Employment Agreement (i) will terminate upon Mr. Azoff’s death, (ii) may be terminated by us upon Mr. Azoff’s disability, (iii) may be terminated by us at any time (a) without “cause” (as defined below) or (b) for “cause,” subject to Mr. Azoff’s right in some cases to cure and provided that at least a majority of the board of directors first determines that “cause” exists and (iv) may be terminated by Mr. Azoff at any time (a) without “good reason” (as defined below) or (b) with “good reason.”

If Mr. Azoff’s employment is terminated due to Mr. Azoff’s death or disability, he is entitled to receive:

•	accrued and unpaid base salary;
•	accrued and unused vacation pay;
•	unreimbursed expenses;
•	a pro rata portion of the Front Line Bonus based on the number of days worked during the year prior to termination;
•	in the event of termination due to (i) death, a lump-sum payment equal to one year’s base salary, and (ii) disability, subject to compliance with non-competition, non-solicitation and confidentiality provisions, (a) continued payment of base salary for twelve months, (b) a lump-sum payment of $20,000 and (c) continued access to medical insurance for one year (with Mr. Azoff responsible for all applicable premiums);
•	the Azoff Company Performance Bonus for the full year in which the termination occurs based upon actual performance for the full year*;
•	acceleration and vesting of the Azoff Restricted Stock; and
•	payment of the remaining principal and interest under the Azoff Trust Note within 5 business days.

If Mr. Azoff’s employment is terminated by us for “cause,” or by Mr. Azoff without “good reason,” he is entitled to receive:

•	accrued and unpaid base salary;
•	accrued and unused vacation pay; and
•	unreimbursed expenses.

If Mr. Azoff’s employment is terminated by us without “cause” or by Mr. Azoff for “good reason,” he is entitled to:

•	accrued and unpaid base salary;
•	accrued and unused vacation pay;
•	unreimbursed expenses;
•	subject to compliance with non-competition, non-solicitation and confidentiality provisions, continued payment of his base salary and Front Line Bonus through the full term of the Azoff Front Line Employment Agreement (the “Front Line Salary and Bonus Continuation”;
•	a lump-sum payment (the “Front Line Severance”) equal to the product of (x) the number of years (including partial years) from and after the date of termination through and including June 8, 2014, and (y) $20,000;
•	continued access to medical insurance through June 8, 2014 (with Mr. Azoff responsible for all applicable premiums);
•	the Azoff Company Performance Bonus for the full year in which the termination occurs based upon actual performance for the full year*;

*	Subject to Mr. Azoff’s execution and delivery of a general release of claims.

•	acceleration and vesting of the unvested portion of the Azoff Options*;
•	deemed satisfaction of the continued employment requirement for the Stock Growth RSUs, which will remain outstanding and eligible for vesting upon satisfaction of the performance condition*;
•	acceleration and vesting of the unvested portion of the Merger Milestone RSUs (subject to satisfaction of one of the performance goals for that award)*;
•	acceleration and vesting of the Additional RSUs (subject to satisfaction of one of the performance goals for that award)*;
•	acceleration and vesting of the Azoff Restricted Stock;
•	a cash severance payment (the “Company Severance”) equal to the LN Net Amount, where: “LN Amount” equals the product of 3 multiplied by the Severance Inputs; “LN Net Amount” equals the LN Amount minus the Front Line Salary and Bonus Continuation, or 0 if the foregoing is less than 0; and “Severance Inputs” equals the sum of (A) $2,000,000 and (B) the product of (i) two and (ii) the amount of the Azoff Company Performance Bonus paid or payable in respect of the fiscal year immediately prior to the year in which the termination occurs*; and
•	payment of the remaining principal and interest under the Azoff Trust Note within five business days.

For purposes of Mr. Azoff’s employment agreements, “cause” means: (i) the willful and continued failure of Mr. Azoff to perform substantially his material duties with Live Nation (other than any such failure resulting from Mr. Azoff’s incapacity due to physical or mental illness and which shall not include a failure to achieve particular results or to perform at any particular level) after a written demand for performance is delivered to Mr. Azoff by the Live Nation board of directors which identifies the manner in which the Live Nation board of directors believes that Mr. Azoff has not performed Mr. Azoff’s duties and Mr. Azoff, after a period established by the Live Nation board of directors and communicated in writing to Mr. Azoff (which period may be no less than 20 days), has failed to cure such failure, (ii) the willful engaging by Mr. Azoff in gross misconduct which is demonstrably and materially injurious to Live Nation, (iii) any material breach by Mr. Azoff of the obligations set forth in Section 8 of the Azoff Front Line Employment Agreement or of certain non-competition and non-solicitation covenants included in Mr. Azoff’s previous employment agreements (in each case, if such breach continues beyond a five-day cure period), (iv) Mr. Azoff’s conviction of, or pleading guilty or nolo contendere to, a felony or (v) a material breach by Mr. Azoff of a fiduciary duty. A termination of Mr. Azoff’s employment for “cause” shall not be effective unless and until Live Nation has delivered to Mr. Azoff a copy of a resolution duly adopted by a majority of the Live Nation board of directors (excluding Mr. Azoff, if he is a member of the Live Nation board of directors) stating that the Live Nation board of directors has determined to terminate Mr. Azoff’s employment for “cause”; provided, however, that no such resolution shall be permitted to be adopted without Live Nation having afforded Mr. Azoff the opportunity to make a presentation to the Live Nation board of directors and to answer any questions its members may ask him.

For purposes of Mr. Azoff’s employment agreements, “good reason” means, without Mr. Azoff’s express written consent: (1) a material and adverse change in Mr. Azoff’s position(s), authority, duties or responsibilities (including reporting responsibilities) with Live Nation, it being understood that an increase in position(s), authority, duties or responsibilities resulting from Mr. Azoff becoming Chief Executive Officer and/or President of Live Nation shall not constitute “good reason,” (2) Mr. Azoff no longer serving as the Executive Chairman of Live Nation (or any more senior position), (3) Mr. Azoff no longer serving as Chief Executive Officer of Front Line, (4) any material breach by Front Line of the Azoff Front Line Employment Agreement, (5) any material breach by Live Nation of the Azoff Live Nation Employment Agreement, (6) a material reduction in Mr. Azoff’s base salary under the Azoff Front Line Employment Agreement, unless agreed to by Mr. Azoff, or (7) Live Nation requiring Mr. Azoff to be based in a location other than Beverly Hills, California or West Los Angeles, California.

*	Subject to Mr. Azoff’s execution and delivery of a general release of claims.

A termination of Mr. Azoff’s employment by Mr. Azoff for “good reason” shall be effective only if Mr. Azoff delivers a notice of termination of Mr. Azoff’s employment for “good reason” within 60 days after learning of the circumstances constituting “good reason.” Notwithstanding the foregoing, if within 30 days following Mr. Azoff’s delivery of such notice of termination of Mr. Azoff’s employment for “good reason” (the “Cure Period”), the company has cured the circumstances giving rise to the “good reason” claim, then such notice of termination of Mr. Azoff’s employment shall be ineffective and no “good reason” shall be deemed to exist. In the event that the company fails to remedy the condition constituting “good reason” during the Cure Period, Mr. Azoff must terminate employment, if at all, within 90 days following the Cure Period in order for such termination of Mr. Azoff’s employment to constitute a termination of Mr. Azoff’s employment for “good reason.” Moreover, Mr. Azoff shall be required to give the company at least 30 days advance written notice of any termination of Mr. Azoff’s employment for “good reason.”

The employment agreements also contain non-disclosure, non-solicitation and indemnification provisions.

Nathan Hubbard

In February 2007, we entered into, and in March 2009 and October 2011 we amended (which October 2011 amendment was effective as of January 1, 2011), an employment agreement with Mr. Hubbard under which Mr. Hubbard serves as Chief Executive Officer — Ticketmaster. Prior to the March 2009 amendment, Mr. Hubbard served as President, Live Nation Ticketing. As amended, the term of the employment agreement ends on December 31, 2015.

Under the employment agreement, Mr. Hubbard received a base salary of $600,000 per year beginning on March 1, 2009, which salary was increased to $630,000 per year in March 2010 and $750,000 per year effective January 1, 2011.

Beginning in 2009, Mr. Hubbard was eligible to receive an annual cash performance bonus of up to 100% of his then-current base salary, based upon the achievement of performance targets established annually by us. Effective January 1, 2011, Mr. Hubbard is eligible to receive an annual cash performance bonus targeted at 125% of his then-current base salary, based upon the achievement of performance targets established annually by us.

Mr. Hubbard received a $2,000,000 cash retention bonus upon his execution of the October 2011 amendment. The company will recoup this retention bonus during the course of Mr. Hubbard’s employment through offsets against any future bonus payments otherwise payable to him, subject to the right of the company to be reimbursed for any unearned portion of the retention bonus if Mr. Hubbard terminates his employment or is terminated by us for “cause,” in either case, prior to the end of the term of his employment agreement. Mr. Hubbard will retain any unrecouped portion of his retention bonus if he is terminated by us without “cause.”

In connection with and pursuant to the October 2011 amendment, in September 2011 Mr. Hubbard received a grant of 40,000 shares of restricted common stock, and will receive additional grants of 40,000 and 120,000 shares of restricted common stock, respectively, in 2012 and 2013, with such shares of restricted stock to vest and the restrictions thereon to lapse on March 31 of the calendar year following the calendar year of the applicable grant, subject to the satisfaction of specific performance criteria to be established by the Compensation Committee and Mr. Hubbard’s continued employment through each such vesting date. Under the employment agreement, upon the occurrence of a “change in control” of Live Nation, all unvested equity awards then held by Mr. Hubbard will vest and become immediately exercisable (if applicable).

The employment agreement (i) will terminate upon Mr. Hubbard’s death, (ii) may be terminated by us upon Mr. Hubbard’s disability, (iii) may be terminated by us at any time without “cause” (as defined below) and for “cause,” subject to Mr. Hubbard’s right in some cases to cure, and (iv) may be terminated by Mr. Hubbard for any reason at any time, provided that Mr. Hubbard must provide us with three months prior written notice if he intends to seek employment with a competitor of Live Nation.

If Mr. Hubbard’s employment is terminated by reason of death or disability, he is entitled to receive:

•	accrued and unpaid base salary;
•	a pro-rated performance bonus, if any; and
•	any payments to which he may be entitled under any applicable employee benefit plan.

If Mr. Hubbard’s employment is terminated by us for “cause,” by Mr. Hubbard for any reason or due to the expiration of the term of the employment agreement, he is entitled to receive:

•	accrued and unpaid base salary; and
•	any payments to which he may be entitled under any applicable employee benefit plan.

If Mr. Hubbard’s employment is terminated by us without “cause,” his 2011 retention bonus will not be subject to further recoupment or loss and he is entitled to receive:

•	accrued and unpaid base salary;
•	accrued and unpaid vacation time;
•	unreimbursed expenses;
•	any payments to which he may be entitled under any applicable employee benefit plan; and
•	subject to Mr. Hubbard signing a general release of claims, a cash payment equal to Mr. Hubbard’s base salary for the remainder of the employment term and immediate acceleration of the vesting and lapsing of restrictions on all unvested equity awards then held by Mr. Hubbard.

For purposes of the employment agreement, “cause” means: (i) conduct by Mr. Hubbard constituting a material act of willful misconduct in connection with the performance of his duties, including violation of our policy on sexual harassment or misappropriation of our funds or property, (ii) continued, willful and deliberate non-performance by Mr. Hubbard of a material duty under the employment agreement, (iii) Mr. Hubbard’s refusal or failure to follow lawful directives consistent with his title and position and the terms of the employment agreement, (iv) a criminal or civil conviction of Mr. Hubbard, a plea of nolo contendere by Mr. Hubbard or other conduct by Mr. Hubbard that, as determined in the reasonable discretion of the Live Nation board of directors, has resulted in, or would result in, material injury to our reputation, including, without limitation, conviction of fraud, theft, embezzlement or a crime involving moral turpitude, (v) a breach by Mr. Hubbard of any provision of the employment agreement, or (vi) a violation by Mr. Hubbard of our employment policies, including those set forth in our Employee Handbook.

The employment agreement also contains non-disclosure, non-solicitation and non-competition provisions.

Alan Ridgeway

In September 2007, we entered into an employment agreement with Alan Ridgeway and, effective January 1, 2011, we entered into an amendment to such agreement. In January 2012, in connection with his relocation to Dubai, we entered into a new employment agreement with Mr. Ridgeway that superseded and replaced his prior agreement. Pursuant to the new employment agreement, Mr. Ridgeway serves as President — International and Emerging Markets. The original term of the employment agreement ends on December 31, 2013, and thereafter his employment shall be for an unlimited duration and terminable by either Mr. Ridgeway or the company upon 90 days’ prior written notice.

Under the employment agreement, Mr. Ridgeway receives a base salary of £455,000 per year and is entitled to 5% annual increases in such base salary, beginning January 1, 2012. Mr. Ridgeway is eligible to receive an annual cash performance bonus of up to 100% of his annual base salary for each year. Under the terms of the employment agreement, Mr. Ridgeway is entitled to receive housing accommodations in Dubai to be paid for by the company.

The employment agreement (i) will terminate upon Mr. Ridgeway’s death, (ii) may be terminated by us upon Mr. Ridgeway’s disability, (iii) may be terminated by us at any time (a) without “cause” or (b) for “cause,” subject to Mr. Ridgeway’s right in some cases to cure, and (iv) may be terminated by Mr. Ridgeway (a) after the initial term, without “good reason” upon 90 days’ prior written notice or (b) at any time, with “good reason,” subject to our right to cure.

If Mr. Ridgeway’s employment is terminated for any reason other than “cause” prior to December 31, 2013, he is entitled to receive in a lump sum an amount representing his entitlement to salary and benefits for the greater of:

•	12 months; or
•	from his termination date through December 31, 2013.

If Mr. Ridgeway’s employment is terminated for any reason other than “cause” after December 31, 2013, he is entitled to receive in a lump sum an amount representing his entitlement to salary and benefits for 12 months.

If (i) Mr. Ridgeway’s employment is terminated by us or Mr. Ridgeway after December 31, 2013 with 90 days’ prior notice or (ii) by Mr. Ridgeway for “good reason,” he is entitled to receive (in a lump-sum payment):

•	accrued and unpaid base salary;
•	a pro-rated performance bonus, if any;
•	unreimbursed expenses;
•	any payments to which he may be entitled under any applicable employee benefit plan; and
•	vesting of 20% of the shares or units of his then-outstanding equity awards on each of the first through fifth anniversaries of the date of grant of such award.

For purposes of the employment agreement, “cause” means: (i) Mr. Ridgeway’s continued non-performance of his duties under the employment agreement, (ii) Mr. Ridgeway persistently fails to fulfill his contractual obligations under his employment agreement after written notification, (iii) Mr. Ridgeway is guilty of material dishonesty or other gross misconduct or willful neglect of duty or commits any other serious breach of his employment agreement, (iv) Mr. Ridgeway willfully or negligently fails to comply with any lawful instructions of the company, (v) Mr. Ridgeway is convicted of an indictable criminal offense, (vi) Mr. Ridgeway is adjudicated or declared bankrupt, (vii) Mr. Ridgeway conducts himself in a manner that has or is likely to result in material injury to the reputation of the company, (viii) Mr. Ridgeway resigns as a director of Live Nation Middle East FZ-LLC, (ix) Mr. Ridgeway is adjudged by a medical practitioner having experience in the premises to be of unsound mind, (x) Mr. Ridgeway commits a material violation of the company’s policies or (xi) Mr. Ridgeway commits any of the acts or omissions prescribed by Article 120 of the labor laws of the United Arab Emirates.

For purposes of the employment agreement, “good reason” is defined as: (i) a repeated failure by us to comply with a material term of the employment agreement, (ii) a substantial and unusual increase in Mr. Ridgeway’s duties and responsibilities without an offer of additional reasonable compensation or (iii) a substantial and unusual reduction in Mr. Ridgeway’s duties and responsibilities.

The employment agreement also contains non-disclosure, non-solicitation and non-competition provisions.

Michael Rowles

In October 2009, we entered into an amended and restated agreement with Mr. Rowles to serve as our General Counsel, which superseded Mr. Rowles’ previous employment agreement. As amended and restated, the term of the employment agreement began effective September 1, 2009 and ends on December 31, 2013. After that date, the agreement will renew automatically day-to-day such that the term of the agreement will always remain at exactly one year, unless earlier terminated.

Under the employment agreement, during 2011 Mr. Rowles received a base salary of $577,500 per year, which amount is subject to minimum increases of five percent per year. In March 2012, the Compensation Committee increased Mr. Rowles’ base salary for 2012 to $635,250, which increase represents Mr. Rowles’ contractual raises for 2011 (which had been previously waived) and 2012.

Mr. Rowles is eligible to receive an annual cash performance bonus with a target equal to 100% of his base salary based on the achievement of performance targets established by the Compensation Committee, subject to increase or decrease based on actual performance. Under the employment agreement, upon the occurrence of a “change of control” of Live Nation, all unvested equity awards then held by Mr. Rowles will vest.

The employment agreement (i) will terminate upon Mr. Rowles’ death, (ii) may be terminated by us upon Mr. Rowles’ disability, (iii) may be terminated by us at any time without “cause” (as defined below) and for “cause,” subject to Mr. Rowles’ general right to cure, and (iv) may be terminated by Mr. Rowles (a) at any time by providing 30 days prior written notice or (b) for “good reason” (as defined below), subject in some cases to our right to cure.

If Mr. Rowles’ employment is terminated by reason of death or disability or by us for “cause,” he is entitled to receive:

•	accrued and unpaid base salary;
•	accrued and unused vacation pay;
•	unreimbursed expenses;
•	any payments to which he may be entitled under any applicable employee benefit plan; and
•	a pro-rated performance bonus, including any performance bonus that may have been earned for the prior year but not yet paid.

If Mr. Rowles’ employment is terminated by us without “cause,” or by Mr. Rowles for “good reason,” he is entitled to:

•	accrued and unpaid base salary;
•	accrued and unused vacation pay;
•	unreimbursed expenses;
•	any payments to which he may be entitled under any applicable employee benefit plan;
•	a pro-rated performance bonus, including any performance bonus that may have been earned for the prior year but not yet paid; and
•	subject to Mr. Rowles signing a general release of claims, a cash payment equal to Mr. Rowles’ base salary multiplied by the greater of the remainder of the employment term or two years and immediate acceleration of the vesting of all unvested equity awards then held by Mr. Rowles.

For purposes of the employment agreement, “cause” means: (i) conduct by Mr. Rowles constituting a material act of willful misconduct in connection with the performance of his duties, including violation of our policy on sexual harassment or misappropriation of our funds or property, (ii) continued, willful and deliberate non-performance by Mr. Rowles of a material duty under the employment agreement, (iii) Mr. Rowles’ refusal or failure to follow lawful directives consistent with his title and position and the terms of the employment agreement, (iv) a criminal or civil conviction of Mr. Rowles, a plea of nolo contendere by Mr. Rowles or other conduct by Mr. Rowles that, as determined in the reasonable discretion of the Live Nation board of directors, has resulted in, or would result in, material injury to our reputation, including, without limitation, conviction of fraud, theft, embezzlement or a crime involving moral turpitude, (v) a repeated failure by Mr. Rowles to comply with a material term of the employment agreement or (vi) a material violation by Mr. Rowles of our employment policies.

For purposes of the employment agreement, “good reason” is defined as: (i) a repeated failure by us to comply with a material term of the employment agreement, (ii) a material reduction in Mr. Rowles’ duties, responsibilities, authority or compensation, (iii) a material geographic relocation of Mr. Rowles’ principal work location outside Los Angeles or (iv) a “change in control” of Live Nation in which Mr. Rowles is not offered continued employment as Live Nation’s General Counsel or General Counsel of the surviving entity.

The employment agreement also contains non-disclosure, non-solicitation, non-competition and indemnification provisions.

Kathy Willard

In October 2009, we entered into an amended and restated agreement with Ms. Willard to serve as our Chief Financial Officer, which superseded Ms. Willard’s previous employment agreement. As amended and restated, the term of the employment agreement began effective September 1, 2009 and ends on December 31, 2013. After that date, the agreement will renew automatically day-to-day such that the term of the agreement will always remain at exactly one year, unless earlier terminated.

Under the employment agreement, in 2011 Ms. Willard received a base salary of $630,000 per year, which amount is subject to minimum increases of five percent per year. In March 2012, the Compensation Committee increased Ms. Willard’s base salary for 2012 to $693,000, which increase represents Ms. Willard’s contractual raises for 2011 (which had been previously waived) and 2012.

Ms. Willard is eligible to receive an annual cash performance bonus with a target equal to 100% of her base salary based on the achievement of performance targets established by the Compensation Committee, subject to increase or decrease based on actual performance. Under the employment agreement, upon the occurrence of a “change of control” of Live Nation, all unvested equity awards then held by Ms. Willard will vest.

The employment agreement (i) will terminate upon Ms. Willard’s death, (ii) may be terminated by us upon Ms. Willard’s disability, (iii) may be terminated by us at any time without “cause” (as defined below) and for “cause,” subject to Ms. Willard’s general right to cure, and (iv) may be terminated by Ms. Willard (a) at any time by providing 30 days prior written notice or (b) for “good reason” (as defined below), subject in some cases to our right to cure.

If Ms. Willard’s employment is terminated by reason of death or disability or by us for “cause,” she is entitled to receive:

•	accrued and unpaid base salary;
•	accrued and unused vacation pay;
•	unreimbursed expenses;
•	any payments to which she may be entitled under any applicable employee benefit plan; and
•	a pro-rated performance bonus, including any performance bonus that may have been earned for the prior year but not yet paid.

If Ms. Willard’s employment is terminated by us without “cause,” or by Ms. Willard for “good reason,” she is entitled to:

•	accrued and unpaid base salary;
•	accrued and unused vacation pay;
•	unreimbursed expenses;
•	any payments to which she may be entitled under any applicable employee benefit plan;
•	a pro-rated performance bonus, including any performance bonus that may have been earned for the prior year but not yet paid; and

•	subject to Ms. Willard signing a general release of claims, a cash payment equal to Ms. Willard’s base salary multiplied by the greater of the remainder of the employment term or two years and immediate acceleration of the vesting of all unvested equity awards then held by Ms. Willard.

For purposes of the employment agreement, “cause” means: (i) conduct by Ms. Willard constituting a material act of willful misconduct in connection with the performance of her duties, including violation of our policy on sexual harassment or misappropriation of our funds or property, (ii) continued, willful and deliberate non-performance by Ms. Willard of a material duty under the employment agreement, (iii) Ms. Willard’s refusal or failure to follow lawful directives consistent with her title and position and the terms of the employment agreement, (iv) a criminal or civil conviction of Ms. Willard, a plea of nolo contendere by Ms. Willard or other conduct by Ms. Willard that, as determined in the reasonable discretion of the Live Nation board of directors, has resulted in, or would result in, material injury to our reputation, including, without limitation, conviction of fraud, theft, embezzlement or a crime involving moral turpitude, (v) a repeated failure by Ms. Willard to comply with a material term of the employment agreement or (vi) a material violation by Ms. Willard of our employment policies.

For purposes of the employment agreement, “good reason” is defined as: (i) a repeated failure by us to comply with a material term of the employment agreement, (ii) a material reduction in Ms. Willard’s duties, responsibilities, authority or compensation or (iii) a material geographic relocation of Ms. Willard’s principal work location outside Los Angeles.

The employment agreement also contains non-disclosure, non-solicitation, non-competition and indemnification provisions.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the company under the Securities Act or the Exchange Act whether made on, before or after the date of this amended report and irrespective of any general incorporation language in such filing.

The undersigned members of the Compensation Committee have reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, recommended to the board of directors that the Compensation Discussions and Analysis be included in this proxy statement.

Respectfully submitted,
The Compensation Committee of the Board of Directors
Mark Carleton Robert Ted Enloe, III (Chair) Mark S. Shapiro

OTHER MATTERS

The board of directors is not aware of any other business that may be brought before the 2012 Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting of Stockholders, it is the intention of the designated proxy holders, Mr. Rapino and Ms. Willard, to vote on such matters in accordance with their best judgment.

An electronic copy of our Annual Report on Form 10-K filed with the SEC on February 24, 2012, is available free of charge on our website at www.livenation.com/investors. A paper copy of the Form 10-K may be obtained upon written request to:

Live Nation Entertainment, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
Attention: General Counsel

YOUR VOTE IS IMPORTANT. Accordingly, you are urged to sign and return the accompanying proxy card or voting instruction card, as the case may be, whether or not you plan to attend the annual meeting.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

LIVE NATION ENTERTAINMENT, INC.

INTERNET
http://www.proxyvoting.com/lyv
Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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▼ FOLD AND DETACH HERE ▼

Please mark your votes as indicated in this example ☒

A. Election of Directors – The Board of Directors recommends a vote FOR all of the nominees.

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
1. Election of Directors: Nominees:	☐	☐	☐

01 James L. Dolan
02 Ariel Emanuel
03 Gregory B. Maffei
04 Randall T. Mays

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.)

*Exceptions ____________________

B. Proposals – The Board of Directors recommends a vote FOR Proposals 2 and 3.

	FOR	AGAINST	ABSTAIN
2. Advisory vote on the compensation of Live Nation Entertainment named executive officers.	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as Live Nation Entertainment's independent registered public accounting firm for the 2012 fiscal year.	☐	☐	☐

Meeting Attendance — Mark the box to the right if you intend to attend the Annual Meeting. ☐

Mark Here for Address Change or Comments SEE REVERSE ☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature ____________________ Signature ____________________ Date __________

You can now access your Live Nation Entertainment, Inc. account online.

Access your Live Nation Entertainment, Inc. account online via Investor ServiceDirect® (ISD).

The transfer agent for Live Nation Entertainment, Inc., now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form
- Establish/change your PIN

Visit us on the web at www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-877-296-7874

Choose **MLink**℠ for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect**® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement, 10-K and 2011 Annual Report to Stockholders are available at: http://www.livenation.com/investors.

▼ FOLD AND DETACH HERE ▼

LIVE NATION ENTERTAINMENT, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 8, 2012

The undersigned hereby appoints Michael Rapino and Kathy Willard, and each of them, proxy holders of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of Live Nation Entertainment, Inc.'s common stock which the undersigned is entitled to vote and act for at the Annual Meeting of Stockholders to be held at House of Blues Sunset Strip, 8430 Sunset Boulevard, West Hollywood, California 90069 on June 8, 2012 at 9:00 a.m., local time, or at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present thereat.

THE PROXY HOLDERS WILL VOTE USING THE DIRECTIONS PROVIDED ON THE REVERSE SIDE OF THIS PROXY CARD. IF YOU SIGN AND RETURN THIS PROXY, BUT DO NOT PROVIDE SPECIFIC DIRECTION WITH RESPECT TO A VOTING ITEM, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND "FOR" PROPOSALS 2 AND 3. THE PROXY HOLDERS ARE ALSO AUTHORIZED TO VOTE UPON ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, UTILIZING THEIR OWN DISCRETION AS SET FORTH IN THE PROXY STATEMENT.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement.

Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side.)

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